UP TO 1,500,000 CLASS B NON-VOTING COMMON STOCK PLUS UP TO 150,000 BONUS SHARES

MINIMUM INVESTMENT AMOUNT OF $480.00

MARCH 4, 2021

California Tequila, Inc.

30012 Aventura, Suite A

Rancho Santa Margarita, California 92688

Phone: 310-427-9779

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California Tequila, Inc., a California corporation (the “Company”) is offering a maximum of $12,000,000 (the “Offering”) in the form of 1,500,000 shares of Class B Non-Voting Common Stock (the “Shares”) pursuant to this offering circular (the “Offering Circular”). The purchase price per Share is $8.00, with a minimum investment of $480.00 (the “Minimum Investment”) for 60 Shares. In addition, the Company is also offering up to 150,000 additional shares of Class B Non-Voting Common Stock eligible to be issued as bonus shares (“Bonus Shares”) to investors based upon an investor’s investment level. No additional consideration will be received by the Company for the issuance of Bonus Shares and the Company will absorb the cost of the issuance of the Bonus Shares. If eligible for Bonus Shares, investors will receive the greater amount of Bonus Shares for which they are eligible and are not cumulative even if investors would qualify for multiple eligibility categories for receipt of Bonus Shares. See “Plan of Distribution” for further details.

The Shares will be offered to prospective investors on a best efforts basis by the Company’s managing broker-dealer, StartEngine Primary, LLC, (“StartEngine”) a Financial Industry Regulatory Authority (“FINRA”) registered broker-dealer. “Best efforts” means the managing broker-dealer is not obligated to purchase any specific number or dollar amount of Shares, but it will use its best efforts to sell the Shares.

The Company has established a minimum offering amount of $500,000 (the “Minimum Offering Amount”), and engaged Prime Trust, LLC (“Prime Trust” or “Escrow Agent”) to serve as a third-party escrow agent for the Company until the Minimum Offering Amount is met. Once this minimum is met, and at each closing date, the proceeds for such closing will be disbursed to the Company, less a 7% commission to which the managing broker-dealer is entitled to pursuant to the Posting Agreement agreed to by the Company and StartEngine. Upon the purchase of Shares, the Company is responsible for the payment of one half of the StartEngine commission, or 3.5% of the purchase price. The purchaser of the Shares will be responsible for payment of the remaining half of the StartEngine Commission fee, equal to 3.5% of the purchase price. Such will be paid directly by the purchaser to StartEngine.

The Company expects to commence the sale of the Shares as of the date on which this Form 1-A is declared qualified by the Securities and Exchange Commission (the “SEC”). The Company expects to terminate the Offering at the earlier of the date at which the Maximum Offering Amount has been sold or the date at which the offering is earlier terminated by the Company at its sole discretion. At least every 12 months after this Offering has been qualified by the SEC, the Company will file a post-qualification amendment to include the Company’s recent financial statements.

	Price to Public	Managing Broker- Dealer Fee, Commissions and Expense Reimbursements (1)	Proceeds to the Company	Proceeds to other Persons (2)
Amount to be Raised per Share	$8.00(3)	$0.28	$7.72	$0
Minimum Investment Amount	$480.00	$16.80	$463.20	$0
Minimum Offering Amount	$500,000	$17,500	$482,500	$0
Maximum Offering Amount	$12,000,000	$420,000	$11,580,000	$0
Maximum Offering Amount including Bonus Shares(4)	$13,200,000	--	11,580,000	$0

(1)	The Company has engaged StartEngine to act as an underwriter of this offering as set forth in “Plan of Distribution” and its affiliate StartEngine Crowdfunding, Inc. to perform administrative and technology-related functions in connection with this offering. The Company will pay a cash commission of 3.5% to StartEngine on sales of the Shares (excluding Bonus Shares).

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The calculations that appear in this column titled “Managing Broker-dealer fee, Commissions and Expense Reimbursement”  do not include the following fees: (i) processing fees of 3.5% paid directly to StartEngine by each investor, (ii) dollar value of the shares issued to StartEngine equal to 2% of the gross proceeds sold through StartEngine in this offering (excluding Bonus Shares), rounded to the nearest whole share, (iii) $15,000 advance fee for reasonable accountable out of pocket expenses actually anticipated to be incurred by StartEngine and paid by the Company and (iv) FINRA fees which will be paid by the Company. See “Plan of Distribution” for details of compensation payable to third parties in connection with the offering.

(2)  This table does not include fees levied by the Transfer Agent or Escrow Agent upon the sale of the Shares (see Plan of Distribution” below). The Company has also incurred approximately $90,000 in accounting, legal, and other costs in preparation of this Offering.

(3) Does not include effective discount that would result from the issuance of Bonus Shares. For details of the effective discount, see “Plan of Distribution.”

(4) The columns “Maximum Offering Amount Including Bonus Share” include $1,200,000, the value of the Bonus Shares (assuming the maximum number of Bonus Shares are issued in this Offering); however, the Company will not receive such amounts because investors are not paying the purchase price for those Bonus Shares.

Generally, no sale may be made to you in the offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, you are encouraged to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, you are encouraged you to refer to www.investor.gov.

An investment in the Shares is subject to certain risks and should be made only by persons or entities able to bear the risk of and to withstand the total loss of their investment. Currently, there is a limited secondary trading market on the Platform, and no other market for the Shares is being offered, nor does the Company anticipate one developing. Prospective investors should carefully consider and review that risk as well as the RISK FACTORS beginning on page 5 of the Offering Circular. The Company is not an investment company and is not required to register under the Investment Company Act of 1940; therefore, investors will not receive the protections of such act.

THE SEC DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

FORM 1-A DISCLOSURE FORMAT IS BEING FOLLOWED FOR THIS OFFERING CIRCULAR.

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In this Offering Circular, the term “You” shall refer to Investors or potential investors who purchase Shares through this Offering. “Our”, “We”, “Us”, or any other possessive pronouns, California Tequila, Inc. or California Tequila shall refer to the Company.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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SUMMARY OF THE OFFERING

The following information is only a brief summary of, and is qualified in its entirety by, the detailed information appearing elsewhere in this Offering Circular. This Offering Circular, together with the exhibits attached should be carefully read in its entirety before any investment decision is made.

California Tequila, Inc., is a California corporation engaged in importing, marketing, and selling, through a network of domestic and international distributors its proprietary tequila products under the ultra-premium brand “AsomBroso”. AsomBroso is the cognate of the Spanish word for “amazing”. The Company offers a wide array of ultra-premium tequilas, ranging from its award-winning Silver tequila sold at approximately $40 per bottle to its 12-year aged exclusive “Collaboration” Extra Anejo tequila priced at more than $1,800.00 a bottle.

The Company’s products are manufactured according to its proprietary formulae by and through an alliance of esteemed distilleries situated in the legendary Jalisco province of Mexico, renowned for producing agave tequila. As of the date of this Offering Circular, the Company’s AsomBroso Tequila is distributed in 25 states, with intentions to expand distribution into the rest of the United States and Canada over the next 12 months. In California, the Company’s flagship brand “AsomBroso tequila” is distributed exclusively by its sister-company West Coast Craft Spirits, Inc., a California corporation. Founder, CEO, and Director of the Company, Mr. Richard Gamarra (“Richard/Ricardo” or “Mr. Gamarra”), is the sole shareholder of all outstanding Class A Voting Common Stock of the Company and is a minority shareholder of West Coast Craft Spirits, Inc. Mr. Gamarra and Mr. Andy Ulmer serve as CEO and President, respectively, of West Coast Craft Spirits, Inc. In addition to AsomBroso tequilas, West Coast Craft Spirits, Inc. distributes over 450 unaffiliated brands.

The Company holds a variety of federal, state, and local licenses, approvals, and qualifications required to conduct business in the highly-regulated domestic spirits industry. Likewise, it holds all certifications and registrations required under Mexican law to commercially use the “Tequila” geographic designation. In addition to the AsomBroso tequila brand, the Company has recently launched its new whiskey brand, Knucklenoggin, which has been initially received with considerable enthusiasm, already receiving reorders from the formidable box store, Costco.

COMPANY INFORMATION, BUSINESS AND USE OF PROCEEDS

California Tequila, Inc. is a California corporation with its principal place of business located at: 30012 Aventura, Suite A, Rancho Santa Margarita, California 92688, Phone (949) 709-2585. Through this Offering, the Company is offering shares of Class B Non-Voting Common Stock (the “Shares”) on an ongoing basis through its broker-dealer StartEngine, including through StartEngine’s web-based platform to qualified investors who meet the investor Suitability Standards as set forth herein.

The Company intends to use the offering proceeds to engage in the following activities: (i) to fund its continually increasing marketing efforts for the products; (ii) to fund its operating capital during its expansion; (iii) to expand its operations domestically to move into a larger facility to accommodate the Company’s growth; and (iv) to expand its operations into Mexico by building a tasting barrel room to function as an additional site for business operations.

MANAGEMENT	The Company is organized as a California corporation, with all authority to direct the operations of the Company vested in a Board of Directors (the “Board”). The day-to-day management and investment decisions of the Company are vested in the Board and the Officers. As of the date for this Offering Circular, there are two Directors who also serve as Officers of the Company. Mr. Richard Gamarra is the Chairman of the Board of Directors, as well as the Chief Executive Officer and Secretary. Mr. Andrew Ulmer is a Director and also holds the Officer positions of President and Chief Financial Officer.
THE OFFERING

The current Offering of Class B Non-Voting Common Stock is the Company’s second capital raise offered to the public. Last year the Company was successful in raising the maximum offering amount of $1,069,999.70 for its shares through its Regulation Crowdfunding (“Regulation CF”) offering via StartEngine’s web portal.

Now the Company is selling a Maximum Offering Amount of $12,000,000 for the Shares pursuant to a Regulation A offering available to the public. The Company set a Minimum Offering Amount of $500,000, meaning all investor funds will be held in escrow until that Proceeds received equals that Minimum Offering Amount, and then dispersed to the Company. The Company will use the Proceeds of this Offering to continue funding it operations and planned expansions in order to meet consumer demand for the Company’s AsomBroso tequila products and other products (see “Use of Proceeds” below).

SECURITIES BEING OFFERED	1,500,000 shares of Class B Non-Voting Common Stock (the “Shares” and individually a “Share”) plus up to 150,000 additional Bonus Shares are being offered at a purchase price of $8.00 per Share. The Minimum Offering Amount for any investor is $480.00; therefore, an investor must purchase at least 60 Shares. Upon purchase of Shares, a Shareholder is granted (1) no voting rights; (2) a right to receive dividends or disbursements, if and when the Board declares such dividends or disbursements. For a complete summary of the rights granted to Class B Non-Voting Common Stock Shareholders, See “Description of the Securities” below.

COMPENSATION OF DIRECTORS AND OFFICERS	The Board or Officers of the Company will not be compensated through commissions for the sale of the Shares through this Offering. The Directors may be reimbursed for expenses related to the execution of their duties. See “Compensation of Directors and Officers” below.
PRIOR EXPERIENCE OF COMPANY MANAGEMENT	The Company has two Directors: Mr. Richard Gamarra is the founder and the Chairman of the Board, and Mr. Andrew Ulmer is a Director. Mr. Richard Gamarra is acting as an Officer in the capacities of Chief Executive Officer and Secretary of the Company. Mr. Andrew Ulmer is also acting as an Officer in the capacities of President and Chief Financial Officer of the Company.
INVESTOR SUITABILITY STANDARDS

The Shares will not be sold to any person unless they are a “Qualified Purchaser”. A Qualified Purchaser includes: (1) an “Accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933 (the “Securities Act”); or (2) all other Investors who meet the investment limitations set forth in Rule 251(d)(2) (C) of Regulation A. Such persons as stated in (2) above must conform with the “Limitations on Investment Amount” as described in the section below.

Each person acquiring Shares may be required to represent that he, she, or it is purchasing the for his, her, or its own account for investment purposes and not with a view to resell or distribute the securities.

Each prospective purchaser of Shares may be required to furnish such information or certification as the Company may require to determine whether any person or entity purchasing Shares is an Accredited investor if such is claimed by the investor.

LIMITATIONS ON INVESTMENT AMOUNT

For Qualified Purchasers who are Accredited Investors, there is no limitation as to the amount invested through the purchase of Shares. For non-Accredited Investors, the aggregate purchase price paid to the Company for the purchase of the Shares cannot be more than 10% of the greater of the purchaser’s: (1) annual income or net worth (excluding the value of the primary residence), if purchaser is a natural person; or (2) revenue or net assets for the purchaser’s most recently completed fiscal year, if purchaser is a non-natural person.

Different rules apply to Accredited Investors and non-natural persons. Each investor should review Rule 251(d)(2)(i)(C) of Regulation A before purchasing the Shares.

COMMISSIONS FOR SELLING SHARES	The Shares will be offered and sold by the managing broker-dealer StartEngine, including through its web platform for a 7% commission of gross proceeds from each sale. This includes a selling commission of 3.5% of gross offering proceeds on the sale of the Shares as paid by the Company. This amount DOES NOT include a 3.5% commission assessed against the purchaser by StartEngine. No commissions for selling the Shares will be paid to the Company, Officers, or employees.

NO LIQUIDITY	There is no current public market for the Shares, and none is expected to develop. See “Risk Factors” and “Description of the Securities” below for a further discussion. The Company may facilitate or otherwise participate in the secondary transfer of any Shares on a limited basis at its discretion. Prospective Investors are urged to consult their own legal advisors with respect to secondary trading of the Shares. Further, we plan to apply for quotation on StartEngine’s secondary market and/or the OTC; however, there can be no assurance that we will obtain such quotation, or as to the level of trading that might occur if we do.
COMPANY EXPENSES	Except as otherwise provided herein, the Company shall bear all costs and expenses associated with the Offering, and the operation of the Company, including, but not limited to, the annual tax preparation of the Company's tax returns, any state and federal income tax due, accounting fees, filing fees, independent audit reports, costs associated with insurance, real estate leasing, research and development, protection of Company intellectual property, legal fees, escrow agent fees, transfer agent fees, and any other costs incurred by the Company with respect to operations.

RISK FACTORS

The SEC requires the Company to identify risks that are specific to its business and its financial condition. The Company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Investing in the shares is risky

An investment in the Company involves a high degree of risk and should only be considered by those who can afford the loss of their entire investment. Furthermore, the purchase of any of the should only be undertaken by persons whose financial resources are sufficient to enable them to indefinitely retain an illiquid investment. Each investor in the Company should consider all of the information provided to such potential investor regarding the Company as well as the following risk factors, in addition to the other information listed in the Company’s Offering Circular. The following risk factors are not intended, and shall not be deemed to be, a complete description of the risks inherent in the investment in the Company.

Your investment could be illiquid indefinitely

This investment in Shares is meant to be held as a long-term investment, and you may not be able to sell the Shares. There is no established market for these securities and there may never be one. As a result, if you decide to sell these securities in the future, you may not be able to find a buyer. The Company may be acquired by an existing company in the industry. However, that may never happen, or it may happen at a price that results in you losing money on this investment.

There is no current market for our Class B Non-Voting Common Stock

There is no formal marketplace for the resale of our Class B Non-Voting Common Stock. The Company may apply for quotation on StartEngine’s secondary market and/or the OTCQB to the extent any demand exists. These Class B Non-Voting Common Stock are illiquid and there will not be an official current price for them, as there would be if we were a publicly-traded company with a listing on a stock exchange. Investors should assume that they may not be able to liquidate their investment for some time, or be able to pledge their shares as collateral. Since we have not yet established a trading forum for the Class B Non-Voting Common Stock, there will be no easy way to know what these securities are “worth” at any time. Even if we seek a listing on StartEngine’s secondary market or the OTCQB market or another alternative trading system there may not be frequent trading and therefore no market price for the Common Stock and/or Preferred Stock.

The Company may not have enough capital as needed and may be required to raise more capital.

The Company anticipates needing access to credit in order to support our working capital requirements as it grows. Although interest rates are low, it is still a difficult environment for obtaining credit on favorable terms. If Company cannot obtain credit when needed, it could be forced to raise additional equity capital, modify our growth plans, or take some other action. Issuing more equity may require bringing on additional investors. Securing these additional investors could require pricing our equity below its current price. If so, your investment could lose value as a result of this additional dilution. In addition, even if the equity is not priced lower, your ownership percentage would be decreased with the addition of more investors. If Company is unable to find additional investors willing to provide capital, then it is possible it may cease sales activity. In that case, the only asset remaining to generate a return on your investment could be our intellectual property. Even if the Company is not forced to cease its sales activity, the unavailability of credit could result in the Company performing below expectations, which could adversely impact the value of your investment.

Management discretion as to use of proceeds

Company’s success will be substantially dependent upon the discretion and judgment of its management team with respect to the application and allocation of the proceeds of this Offering. The Use of Proceeds described below is an estimate based on Company’s current business plan. However, it may become necessary or advisable to re-allocate portions of the net proceeds reserved for one category to another, and Company will have broad discretion in doing so.

Minority holder; securities with no voting rights

The Class B Non-Voting Common Stock offered to Investors do not have voting rights attached. This means as a Class B Non-Voting Common Stock minority shareholder, investor will have no right to dictate how the Company is managed. Each investor is trusting in the Company’s management to make good business decisions that are in the best interest of the Company. Furthermore, in the event of the Company’s liquidation, Investors will only be paid out if there is any cash remaining after all of the creditors of the Company have been paid out. However, as to the remaining funds Investors shall be entitled to a priority regarding said funds in an amount equal to the original investment, after which the remaining funds will then be distributed pro rata to all common shareholders.

The Company relies on third parties to provide services essential to the success of our business

The Company relies on third parties to provide a variety of essential business functions for it, including manufacturing, shipping, accounting, legal work, public relations, advertising, retailing, and distribution. It is possible that some of these third parties will fail to perform their services or will perform them in an unacceptable manner. It is possible that Company will experience delays, defects, errors, or other problems with the third party’s work that will materially impact Company’s operations and may have little or no recourse to recover damages for these losses. A disruption in these key or other suppliers’ operations could materially and adversely affect Company’s business. As a result, your investment could be adversely impacted by Company’s reliance on third parties and their performance.

The Company has been substantially affected by the coronavirus pandemic

In late 2019, a novel coronavirus (COVID-19) surfaced, reportedly, in Wuhan, China. The World Health Organization declared a global emergency on January 30, 2020, with respect to the outbreak and many states and countries, including the United States, have initiated significant restrictions on business operations. We face uncertainty as the ongoing pandemic causes significant disruption to U.S and global markets and business. The overall and long term impacts of the outbreak are unknown and evolving.

This pandemic has already adversely affected our business and this or another pandemic, epidemic or outbreak of an infectious disease in the United States or in another country may adversely affect our business. The spread of a disease could lead to unfavorable economic conditions, which would adversely impact our operations. The extent to which the coronavirus impacts our business will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and the actions to contain the coronavirus or treat its impact, among others.

The effects of such a widespread infectious disease and epidemic has already caused, and may continue to cause or may cause in the future an overall decline in the U.S. and world economy as a whole. The actual effects of the spread of coronavirus or of another pandemic are difficult to assess as the actual effects will depend on many factors beyond the control and knowledge of the Company. However, the spread of the coronavirus, if it continues, and any future similar occurrence may cause an overall decline in the economy as a whole and therefore may materially harm our Company long term.

At the time of this filing, many restaurants, bars and hotels in the United States and in many countries are closed. These closures have significantly affected our business in numerous ways. As this filing is being made, there is uncertainty as to if, or when, our restaurants, bars and hotels and those of others will reopen and the same uncertainty applies to the Company. There is also uncertainty as to what long-term restrictions or other effects will occur in the restaurant, bar and hotel business, as well as to distilling and distribution operations in general. There is also uncertainty as to what will happen to in this regard should another health-related outbreak occur in the future.

All of these risks, and many others known or unknown, related to this outbreak, and future outbreaks, pandemics or epidemics, could materially affect the long-term business of the Company and your investment.

The Company is dependent upon its management, founders, key personnel and consultants to execute the business plan, and many of them will have concurrent responsibilities at other businesses such as West Coast Craft Spirits, Inc.

The Company's success is heavily dependent upon the continued active participation of the Company's current executive officers as well as other key personnel and consultants. Many of them will have concurrent responsibilities at other entities such as West Coast Craft Spirits, Inc. Loss of the services of one or more of these individuals could have a material adverse effect upon the Company's business, financial condition or results of operations. Further, the Company's success and achievement of the Company's growth plans depend on the Company's ability to recruit, hire, train and retain other highly qualified technical and managerial personnel. Competition for qualified employees among companies in the industries in which the Company participates is intense, and the loss of any of such persons, or an inability to attract, retain and motivate any additional highly skilled employees required for the expansion of the Company's activities, could have a materially adverse effect on it. The inability to attract and retain the necessary personnel, consultants and advisors could have a material adverse effect on the Company's business, financial condition or results of operations.

Changes in employment laws or regulation could harm the company’s performance.

Various federal and state labor laws govern the Company’s relationship with our employees and affect operating costs. These laws may include minimum wage requirements, overtime pay, healthcare reform and the implementation of various federal and state healthcare laws, unemployment tax rates, workers' compensation rates, citizenship requirements, union membership and sales taxes. A number of factors could adversely affect our operating results, including additional government-imposed increases in minimum wages, overtime pay, paid leaves of absence and mandated health benefits, mandated training for employees, changing regulations from the National Labor Relations Board and increased employee litigation including claims relating to the Fair Labor Standards Act. This risk of changes in labor laws or regulation also applies to the producers and partner distilleries of AsomBroso tequilas in Mexico.

The company’s bank accounts will not be fully insured

The Company’s regular bank accounts and the escrow account for this Offering each have federal insurance that is limited to a certain amount of coverage. It is anticipated that the account balances in each account may exceed those limits at times. In the event that any of Company’s banks should fail, the Company may not be able to recover all amounts deposited in these bank accounts.

The Company faces significant competition in the United States

The Company faces significant competition in the United States tequila marketplace. According to the Consejo Regulador del Tequila (The Tequila Regulatory Council) located in Mexico, there are 1,462 tequilas certified to use the geographic indication “Tequila”. (see “Intellectual Property” below) Though some of these may not be imported to domestic markets, the number of tequilas imported and sold in the United States surely is close to such number. The result of this is a highly-saturated and competitive market. The Company may have difficulty increasing market share for AsomBroso tequilas, which may adversely affect revenues.

A disruption in distillation or importation activities could have a material adverse effect

A prolonged disruption to distillation or importation activities (e.g., due to fire, industrial action, adverse importation issues, or any other cause) at its distillation site(s) could have a material adverse effect on the Company’s ability to produce its products. This could have a material adverse effect on the Company’s consolidated financial results and on your investment.

The Company and its distributors could have licensing, legal or regulatory problems

The Company or its Distributors could lose their licenses to import or sell alcoholic beverages or have their hours of operation curtailed as a result of hearings of the licensing boards in jurisdictions where they are located or as a result of any changes in legislation governing licensing in the various jurisdictions with a material adverse effect on the Company’s consolidated financial results and on your investment.

The Company’s expenses could increase without a corresponding increase in revenues

The Company’s operating and other expenses could increase without a corresponding increase in revenues, which could have a material adverse effect on the Company’s consolidated financial results and on your investment. Factors which could increase operating and other expenses include, but are not limited to (1) increases in the rate of inflation, (2) increases in taxes and other statutory charges, (3) changes in laws, regulations or government policies which increase the costs of compliance with such laws, regulations or policies, (4) significant increases in insurance premiums, (5) increases in borrowing costs, and (5) unexpected increases in costs of supplies, goods, materials, construction, equipment or distribution.

The Company will be reliant on key suppliers

The Company has executed agreements with key suppliers of AsomBroso products (including partnered distilleries in Mexico) and will be reliant on positive and continuing relationships with such suppliers. Termination of those agreements, variations in their terms or the failure of a key supplier to comply with its obligations under these agreements (including if a key supplier were to become insolvent) could have a material adverse effect on the Company’s consolidated financial results and on your investment.

Increased costs could affect the Company

An increase in the cost of raw materials, including agave, or energy could affect the Company’s profitability. Commodity and other price changes may result in unexpected increases in the cost of raw materials, glass bottles and other packaging materials used by the Company. This includes the proprietary decanters in which AsomBroso tequilas are housed. The Company may also be adversely affected by shortages of raw materials or packaging materials. In addition, energy cost increases could result in higher transportation, freight and other operating costs.  The Company may not be able to increase its prices to offset these increased costs without suffering reduced volume, sales and operating profit, and this could have an adverse effect on your investment.

Inability to maintain and enhance product image

It is important that the Company maintains and enhances the image of its existing and new products. The image and reputation of the Company’s products may be impacted for various reasons including litigation, complaints from regulatory bodies resulting from quality failure, illness or other health concerns. Such concerns, even when unsubstantiated, could be harmful to the Company’s image and the reputation of its products. From time to time, the Company may receive complaints from customers regarding products purchased from the Company. The Company may in the future receive correspondence from customers requesting reimbursement. Certain dissatisfied customers may threaten legal action against the Company if no reimbursement is made. The Company may become subject to product liability lawsuits from customers alleging injury because of a purported defect in products or sold by the Company, claiming substantial damages and demanding payments from the Company. The Company is in the chain of title when it manufactures, supplies or distributes products, and therefore is subject to the risk of being held legally responsible for them. These claims may not be covered by the Company’s insurance policies. Any resulting litigation could be costly for the Company, divert management attention, and could result in increased costs of doing business, or otherwise have a material adverse effect on the Company’s business, results of operations, and financial condition. Any negative publicity generated as a result of customer complaints about the Company’s products could damage the Company’s reputation and diminish the value of the Company’s brand, which could have a material adverse effect on the Company’s business, results of operations, and financial condition, as well as your investment. Deterioration in the Company’s brand equity (brand image, reputation and product quality) may have a material adverse effect on its consolidated financial results as well as your investment.

The tequila segment of the spirits industry is subject to both state and federal regulatory authorities

The tequila segment of the spirits industry is subject to both state and federal regulatory authorities. Since the Company’s products are imported from Mexico, there is risk of vulnerability if stringent trade or tariffs materially interrupt the Company’s business model. The probability of such occurring is low due to the recently enacted United States-Mexico-Canada Trade Agreement, set to expire in 2036. Trade tensions between the United States and China have affected the Cost of Goods Sold for some AsomBroso Tequila products due to an increased cost for decanter importation – however, even if trade from China to the United States is fully prohibited, the Company could still produce decanters domestically.

Regulatory and legal hurdles

The operation of a distillery and spirits importer, wholesale and retail distribution of spirits will be subject to obtaining a liquor license or other licensure in the countries and states in which such operations take place. An unanticipated delay or unexpected costs in obtaining or renewing such licenses, or unanticipated hurdles which have to be overcome or expenses which have to be paid, could result in a material adverse effect on the Company’s business plan and consolidated financial results and on your investment.

Government and other campaigns and laws could reduce demand

Government-sponsored campaigns and campaigns by other third parties against excessive drinking, licensing reforms relating to the sale of alcoholic beverages and changes in drunk driving laws and other laws may reduce demand for the Company’s products and any change in the brewing legislation and other legislation could have an impact upon present and future products which the Company may produce, which could have a material adverse effect on the Company’s financial results and on your investment.

The Company may be unable to manage their growth or implement their expansion strategy

The Company may not be able to expand the Company's products offerings, the Company's markets, or implement the other features of the Company's business strategy at the rate or to the extent presently planned. The Company's projected growth will place a significant strain on the Company's administrative, operational and financial resources. If the Company is unable to successfully manage the Company's future growth, establish and continue to upgrade the Company's operating and financial control systems, recruit and hire necessary personnel or effectively manage unexpected expansion difficulties, the Company's consolidated financial condition and consolidated results of operations could be materially and adversely affected.

The company relies upon trade secret protection to protect its intellectual property; it may be difficult and costly to protect the Company's proprietary rights and the company may not be able to ensure their protection

The Company currently relies on trade secrets for its product recipes. While the Company uses reasonable efforts to protect these trade secrets, the Company cannot assure that its employees, consultants, contractors or advisors will not, unintentionally or willfully, disclose the Company's trade secrets to competitors or other third parties. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Moreover, the Company's competitors may independently develop equivalent knowledge, methods and know-how. If the Company is unable to defend the Company's trade secrets from others use, or if the Company's competitors develop equivalent knowledge, it could have a material adverse effect on the Company's business. Any infringement of the Company's proprietary rights could result in significant litigation costs, and any failure to adequately protect the Company's proprietary rights could result in the Company's competitors offering similar products, potentially resulting in loss of a competitive advantage and decreased revenue. Existing patent, copyright, trademark and trade secret laws afford only limited protection. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. Therefore, the Company may not be able to protect the Company's proprietary rights against unauthorized third-party use. Enforcing a claim that a third party illegally obtained and is using the Company's trade secrets could be expensive and time consuming, and the outcome of such a claim is unpredictable. Litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets or to determine the validity and scope of the proprietary rights of others. This litigation could result in substantial costs and diversion of resources and could materially adversely affect the Company's future operating results.

The Company needs to increase brand awareness

Due to a variety of factors, the Company's opportunity to achieve and maintain a significant market share may be limited. Developing and maintaining awareness of the Company's brand name, among other factors, is critical. Further, the importance of brand recognition will increase as competition in the Company's market increases. Successfully promoting and positioning the Company's brand, products and services will depend largely on the effectiveness of the Company's marketing efforts. Therefore, the Company may need to increase the Company's financial commitment to creating and maintaining brand awareness. If the Company fails to successfully promote the Company's brand name or if the Company incurs significant expenses promoting and maintaining the Company's brand name, it would have a material adverse effect on the Company's consolidated results of operations.

The Company faces competition in the company's markets from a number of large and small companies, some of which have greater financial, research and development, production and other resources than does the company

In many cases, the Company’s competitors have longer operating histories, established ties to the market and consumers, greater brand awareness, and greater financial, technical and marketing resources. The Company's ability to compete depends, in part, upon a number of factors outside the Company's control, including the ability of the Company's competitors to develop alternatives that are superior. If the Company fails to successfully compete in its markets, or if the Company incurs significant expenses in order to compete, it would have a material adverse effect on the Company's consolidated results of operations.

A data security breach could expose the company to liability and protracted and costly litigation, and could adversely affect the Company's reputation and operating revenues

To the extent that the Company's activities involve the storage and transmission of confidential information and/or personally identifiable information (“confidential information”), the Company and/or third-party processors will receive, transmit and store confidential customer and other information. Encryption software and the other technologies used to provide security for storage, processing and transmission of confidential customer and other information may not be effective to protect against data security breaches by third parties. The risk of unauthorized circumvention of such security measures has been heightened by advances in computer capabilities and the increasing sophistication of hackers. Improper access to the Company's or these third parties' systems or databases could result in the theft, publication, deletion or modification of confidential customer and other information. A data security breach of the systems on which sensitive account information is stored could lead to fraudulent activity involving the Company's products and services, reputational damage, and claims or regulatory actions against us. If the Company is sued, in connection with any data security breach, the Company could be involved in protracted and costly litigation. If unsuccessful in defending that litigation, the Company might be forced to pay damages and/or change the Company's business practices or pricing structure, any of which could have a material adverse effect on the Company's operating revenues and profitability. The Company would also likely have to pay fines, penalties and/or other assessments imposed as a result of any data security breach.

The offering price of the Company’s Shares was not established on an independent basis; the actual value of your investment may be substantially less than what investor pays for the securities.

The Company’s Board of Directors established the Offering price of the Company’s Shares on an arbitrary basis. The selling price of the Shares bears no relationship to the book or asset values or to any other established criteria for valuing Shares. Because the Offering price is not based upon any independent valuation, the Offering price may not be indicative of the proceeds that you would receive upon liquidation. Further, the Offering price may be significantly more than the price at which the Shares would trade if they were to be listed on an exchange or actively traded by broker-dealers.

Using a credit card to purchase Shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment

Investors in this offering have the option of paying for their investment with a credit card, which is not usual in the traditional investment markets. Transaction fees charged by your credit card Company (which can reach 5% of transaction value if considered a cash advance) and interest charged on unpaid card balances (which can reach almost 25% in some states) add to the effective purchase price of the shares you buy. See “Plan of Distribution.” The cost of using a credit card may also increase if you do not make the minimum monthly card payments and incur late fees. Using a credit card is a relatively new form of payment for securities and will subject you to other risks inherent in this form of payment, including that, if you fail to make credit card payments (e.g. minimum monthly payments), you risk damaging your credit score and payment by credit card may be more susceptible to abuse than other forms of payment. Moreover, where a third-party payment processor is used, as in this offering, your recovery options in the case of disputes may be limited. The increased costs due to transaction fees and interest may reduce the return on your investment.

The SEC’s Office of investor Education and Advocacy issued an investor Alert dated February 14, 2018 entitled: Credit Cards and Investments – A Risky Combination, which explains these and other risks you may want to consider before using a credit card to pay for your investment.

Certain investors are entitled to pay a lower price for our Non-Voting Common Stock

The Company is offering Shares at a per Share price of $8.00. As described in, “Plan of Distribution,” certain individuals who  are members of the StartEngine OWNers bonus program (“StartEngine OWNers”) will be entitled to receive Bonus Shares, effectively reducing the per Share price they pay to $7.20 per share. The purchase of Non-Voting Common Stock by StartEngine OWNers will have the effect of immediately diluting the  investment of other investors in this Offering. In addition, certain other investors are also eligible to receive Bonus Shares equal to 5% or 10% of the shares they purchase. Investors receiving the 5% bonus (for investments of $25,000 or more) will pay an effective price of approximately $7.60 per share, before the StartEngine processing fee, while investors receiving the 10% bonus (for investments of $50,000 or more) will pay an effective price of approximately $7.20 per share before the StartEngine processing fee. This will have the effect of immediately diluting the  investment of other investors in this Offering.

In some cases, if you fail to meet the fiduciary and other standards under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code or common law as a result of an investment in the Company’s Shares, you could be subject to liability for losses as well as civil penalties.

There are special considerations that apply to investing in the Company’s Shares on behalf of pension, profit sharing or 401(k) plans, health or welfare plans, individual retirement accounts or Keogh plans. If you are investing the assets of any of the entities identified in the prior sentence in the Company’s Shares, you should satisfy yourself that:

1.	Your investment is consistent with your fiduciary obligations under applicable law, including common law, ERISA and the Code;

2.	Your investment is made in accordance with the documents and instruments governing the trust, plan or IRA, including a plan’s investment policy;

3.	Your investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B); and 404(a)(1)(C) ;of ERISA, if applicable, and other applicable provisions of ERISA and the Code;

4.	Your investment will not impair the liquidity of the trust, plan or IRA;

5.	Your investment will not produce “unrelated business taxable income” for the plan or IRA;

6.	You will be able to value the assets of the plan annually in accordance with ERISA requirements and applicable provisions of the applicable trust, plan or IRA document and

7.	Your investment will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA, the Code, or other applicable statutory or common law may result in the imposition of civil penalties and can subject the fiduciary to liability for any resulting losses as well as equitable remedies. In addition, if an investment in the Company’s Shares constitutes a prohibited transaction under the Code, the “disqualified person” that engaged in the transaction may be subject to the imposition of excise taxes with respect to the amount invested.

FORWARD LOOKING STATEMENTS

Investors should not rely on forward-looking statements because they are inherently uncertain. Investors should not rely on forward-looking statements in this Offering Circular. This Offering Circular contains forward-looking statements that involve risks and uncertainties. The use  of words such as “anticipated”, “projected”, “forecasted”, “estimated”, “prospective”, “believes”, “expects”, “plans”, “future”, “intends”, “should”, “can”, “could”, “might”, “potential”, “continue”, “may”, “will”, and similar expressions identifying these forward-looking statements. Investors should not place undue reliance on these forward-looking statements, which may apply only as of the date of this Offering Circular.

DILUTION

Dilution means a reduction in value, control, or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares.

The following table compares the price that new investors are paying for their shares with the effective cash price paid by existing shareholders assuming that the shares are sold at $8.00 per share. The schedule presents shares and pricing as issued and reflects all transactions since inception, which gives investors a better picture of what they will pay for their investment compared to the Company’s insiders than just including such transactions for the last 12 months, which is what the SEC requires.

The following table presents the approximate effective cash price paid for all shares and potential shares issuable by the company as of December 31, 2020.

	Issued Shares	Potential Shares	Total Issued and Potential Shares	Effective Cash per Share of Common Stock at Issuance
Common Stock
Class A Voting Common Stock	2,000		20,000,000
Class B Voting Common Stock	270,886	--	15,000,000	$3.95
Total Common Share Equivalents	272,886	--	35,000,000
Investors in this Offering, assuming $12,000,000 raised, excluding Bonus Shares	--	1,500,000	1,500,000	8.00
Total After Inclusion of this Offering			36,500,000

(1)	The company may issue up to 150,000 shares of Class B Non-Voting Common Stock as Bonus Shares in this offering. The Bonus Shares will be issued without any additional consideration received by the company. If we issue all Bonus Shares in this offering, the effective cash price per share paid by investors in this offering would be $7.20.

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the Company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the Company issues more shares, the percentage of the Company that you own will go down, even though the value of the Company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, or an angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the Company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early-stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

●	In June 2019 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

●	In December 2019 the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.

●	In June 2020 the company has run into serious problems, and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the company has issued (and may issue in the future), and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the Company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can cause drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

The Company is offering up to 1,500,000 shares of Class B Non-Voting Common Stock, plus up to 150,000 additional shares of Class B Non-Voting Common Stock eligible to be issued as Bonus Shares to investors based upon an investor’s investment level as described in this Offering Circular, or based on their eligibility to receive the StartEngine OWNers bonus program. No additional consideration will be received by the Company for the issuance of Bonus Shares and the Company will absorb the cost of the issuance of the Bonus Shares.

The Minimum Investment Amount is $480.00, and the Maximum Offering Amount is $12,000,000 (excluding Bonus Shares), subject to an increase of the Maximum Offering Amount through a qualification by the SEC of a post-qualification amendment.

Public Offering Price	Per Share	Minimum Offering Amount	Maximum Offering Amount
Public Offering Price	$8.00	$500,000.00	$12,000,000
StartEngine Commission Paid by the Company in cash(1)	$0.28	$17,500	$420,000
StartEngine Commission Paid by the Investor in cash(2)	$0.28	$17,500	$420,000
StartEngine Credit Card Processing Fee(3)	$0.32	$20,000	$480,000
Shares Issued to StartEngine ($value) (4)		$10,000	240,000
Proceeds Before Expenses	$7.20	$435,000	$10,800,000

See “Commission and Discounts below for further discussion regarding the payments to StartEngine.

Plan of Distribution

The Company is offering up to 1,500,000 Shares of Class B Non-Voting Common Stock, as described in this Offering Circular. The Company has engaged StartEngine Primary, LLC (“StartEngine”) as its placement agent to assist in the placement of its securities in those states it is registered to undertake such activities, including soliciting potential investors on a best efforts basis. StartEngine is under no obligation to purchase any securities or arrange for the sale of any specific number or dollar amount of securities. Persons who desire information about the Offering may find it at www.startengine.com. This Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the startengine.com website.

Commissions and Discounts

The table above shows the total discounts and commissions payable to StartEngine in connection with this Offering by the Company. The footnotes below correspond to the footnotes in the table above.

(1)	StartEngine charges the Company a 3.5% commission of the gross offering proceeds on the sale of the Shares. This commission is payable to StartEngine in cash.

(2)	StartEngine will charge each investor a non-refundable processing fee equal to 3.5% of the amount you invest at the time you subscribe for our securities, equivalent to $0.28 per share, capped at $700 per investor. The table assumes that no investor in this offering reached the capped amount of $700. This fee will be refunded in the event the Company does not raise any funds in this offering.

(3)	StartEngine will charge each investor a non-refundable credit card processing fee equal to 4% of the amount invested at the time investor subscribes for the Shares, equivalent to $0.32 per share. This fee will be refunded in the event the Company does not raise any funds in this Offering.

(4)	Additionally, the Company will issue StartEngine the number of Shares equal to 2% of the gross proceeds sold through StartEngine in this offering (excluding Bonus Shares), rounded to the nearest whole share. Assuming the Company raises the maximum amount in this offering, it would issue 38,400 Shares to StartEngine valued at $240,000.

In addition to the commissions described above, the Company will also pay $15,000 to StartEngine for out-of-pocket accountable expenses paid prior to commencing. This fee will be used for the purpose of coordinating filings with regulators and conducting a compliance review of the Company’s Offering. Any portion of this amount not expended and accounted for will be returned to the Company.

Assuming the full amount of the Maximum Offering Amount is raised, the Company estimates that the total fees and expenses of the Offering payable by the Company to StartEngine will be approximately $930,000 in cash commissions and $240,000 (in value) of Shares commissions. No fees or commissions will be paid with respect to the issuance of Bonus Shares in this offering.

All commissions are payable upon the disbursement of funds from escrow once the Minimum Offering Amount has been met after the release from escrow, or at each closing if the Minimum offering Amount has already been met.

These commissions do not include the escrow fees, transaction fees, AML review and cash management fees.

Other Terms

StartEngine has also agreed to perform the following services in exchange for the compensation discussed above:

•	design, build, and create the Company’s campaign page,

•	provide the Company with a dedicated account manager and marketing consulting services,

•	provide a standard purchase agreement to execute between the Company and investors, which may be used at Company’s option and

•	coordinate money transfers to the Company.

StartEngine intends to use an online platform provided by StartEngine Crowdfunding, Inc. (“StartEngine Crowdfunding”), an affiliate of StartEngine, at the domain name www.startengine.com (the “Online Platform”) to provide technology tools to allow for the sales of securities in this Offering. In addition, StartEngine Crowdfunding will assist with the facilitation of credit and debit card payments through the Online Platform. Fees for credit and debit card payments will be passed onto Investors at cost and the Company will reimburse StartEngine Crowdfunding for transaction fees and return fees that it incurs for returns and chargebacks, pursuant to a Credit Card Services Agreement.

Subscription Procedures

After the Offering Statement has been qualified by the Commission, the Company will accept tenders of funds to purchase the Shares. The Company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). Investors may subscribe by tendering funds via wire, credit or debit card, or ACH only, checks will not be accepted, to the escrow account to be setup by the Escrow Agent. Tendered funds will remain in escrow until a closing has occurred. StartEngine Crowdfunding will assist with the facilitation of credit and debit card payments through the Online Platform. The Company estimates that processing fees for credit card subscriptions will be approximately 4% of total funds invested per transaction, although credit card processing fees may fluctuate. The Company intends to reimburse StartEngine Crowdfunding for the processing fees. The Company estimates that approximately 70% of the gross proceeds raised in this Offering will be paid via credit card. This assumption was used in estimating the payment processing fees included in the total Offering expenses set forth in “Use of Proceeds to Issuer.” Upon closing of each Shares purchase, funds tendered by Investors will be made available to the Company unless the funds are still held in escrow.

The Minimum Investment in this Offering for each investor is: 60 Shares, or $480.00, plus: 3.5% processing fee ($16.80) paid by the investor to StartEngine.

In order to invest you will be required to subscribe to the Offering via the Online Platform and agree to the terms of the Offering, Subscription Agreement, and any other relevant exhibit attached thereto.

Investors will be required to complete a Subscription Agreement in order to invest. The Subscription Agreement includes a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount, including the StartEngine processing fee, that does not exceed the greater of 10% of his or her annual income or 10% of the investors net worth (excluding the investor’s principal residence).

The Company has entered into an Escrow Services Agreement with Prime Trust LLC (the “Escrow Agent”) and StartEngine. Investor funds will be held by the Escrow Agent pending closing, the meeting of the Minimum Investment Amount, or termination of the Offering.  All subscribers will be instructed by the Company or its agents to transfer funds by wire, credit or debit card, or ACH transfer directly to the escrow account established for this Offering. The Company may terminate the Offering at any time for any reason at its sole discretion. Investors should understand that acceptance of their funds into escrow does not necessarily result in their receiving shares; escrowed funds may be returned.

Once an investor submits a subscription agreement on the StartEngine portal and the Escrow Agent receives the investor's funds into the escrow account, the Escrow Agent will perform AML and KYC checks to verify the identity and status of the investor.  If there are errors or incomplete information that needs to be resolved to complete the subscription, the StartEngine portal will generate emails instructing the investor on what to do to complete the process.  Once the checks performed by the Escrow Agent are completed, the investor receives an email regarding the progress of the investment and the funds are available to be disbursed to the Company at a closing.  The Company has access to a dashboard on the StartEngine platform that will indicate the amount of funds received from investors that have completed the subscription process.  When the Company seeks to hold a closing and receive a distribution of funds, it will submit a request for a disbursement of funds through the StartEngine issuer dashboard. StartEngine will review the disbursement request to verify there are funds disbursable and that the banking information provided by the Company is accurate.  If approved, StartEngine will accept the disbursement request and will notify the Escrow Agent to disburse funds from the escrow account to the Company's provided bank account.  After notice has been provided to the Escrow Agent, funds will be processed and will be available in the Company's account within 24-48 business hours.  As soon as the funds move from the escrow account to the Company’s bank account, the investors who were a part of the closing will receive a final confirmation email from StartEngine regarding the status of their investment, together with a fully executed subscription agreement.

Prime Trust is not participating as an underwriter or placement agent or sales agent of this Offering and will not solicit any investment in the Company, recommend the Company’s securities or provide investment advice to any prospective investor, and no communication through any medium, including any website, should be construed as such, or distribute this Offering Circular or other Offering materials to investors. The use of Prime Trust’s technology should not be interpreted and is not intended as an endorsement or recommendation by it of the Company or this Offering. All inquiries regarding this Offering or escrow should be made directly to the Company.

In the event that the Company terminates the Offering while investor funds are held in escrow, those funds will promptly be refunded to each investor without deduction or interest and in accordance with Rule 10b-9 under the Exchange Act.

Pursuant to our agreement with StartEngine, the Company agrees that 6% of the total funds received into escrow will be held back as a deposit hold in case of any ACH refunds or credit card chargebacks. The hold will remain in effect for 180 days following the close of the Offering. 60 days after the close of the Offering, 75% of the deposit hold will be released to the Company. The remaining 25% of the held amounts will be held for the final 120 days. Based on the assumed Maximum Offering Amount, the deposit hold could be for up to $720,000.

StartEngine Secure LLC, an affiliate of StartEngine, will serve as transfer agent to maintain stockholder information on a book-entry basis. The Company will not issue the Shares in physical or paper form. Instead, ownership of Shares will be recorded and maintained on our stockholder register.

In the event that it takes some time for the Company to raise funds in this Offering, the Company will rely on income from sales.

There is no arrangement or plan to limit or restrict the sale of other securities of the same class as those to be offered for the period of distribution. No market exists for the Shares and no market is anticipated or intended to exist, therefore there is no plan to stabilize the market for any of the securities to be offered. There is no intent to or plan to withhold commissions, or otherwise to hold each broker-dealer, if any, responsible for the distribution of its participation.

Bonus Shares for StartEngine OWNers

Certain investors in this offering are entitled to 10% Bonus Shares of the Company’s Common Stock (effectively a discount on the price paid per share). Anyone who is a member of the StartEngine OWNers bonus program will receive, for example, 110 shares for every 100 shares they purchase in the offering. Fractional shares will not be distributed and share bonuses will be determined by rounding down to the nearest whole share. The general public can become members of the StartEngine OWNers bonus program on StartEngine's website for $275 per year.  Membership will auto renew every year. A member of the program can cancel their renewal at any time. Once the individual cancels, their membership will expire on the next anniversary of their membership. With the OWNer’s Bonus, the investor will earn 10% bonus shares on all investments they make in participating campaigns on StartEngine. StartEngine Crowdfunding, Inc. will determine whether an investor qualifies as a StartEngine OWNer.

Receipt of Bonus Shares pursuant to the OWNers bonus program are not cumulative with the Bonus Shares eligible to be received pursuant to the Perks described below.

Perks and Additional Bonus Shares

Certain other investors in this offering are also eligible to receive Bonus Shares, which effectively gives them a discount on their investment. Those investors will receive, as part of their investment, additional shares for their shares purchased (“Bonus Shares”) equal to 5% or 10% of the shares they purchase, depending upon perks described below. Investors receiving the 5% bonus (for investments of $25,000 or more) will pay an effective price of approximately $7.60 per share before the StartEngine processing fee, while investors receiving the 10% bonus (for investments of $50,000 or more) will pay an effective price of approximately $7.20 per share before the StartEngine processing fee. The StartEngine processing fee will be assessed on the full share price of $8.00 for the purchased shares, and not any Bonus Shares.

The Company will provide Investors with the following perquisites (“Perks”) to investors in this Offering whose funds are received by the Transfer Agent, in addition to the Shares offered through this Offering. The perks for each level of investment is provided below. For a more in depth discussion of the various AsomBroso products delineated, see “Narrative of the Business” below.

Investments of $2,500 or More

Investors will receive the following:

•	750ml of El Platino,

•	750ml of La Rosa Reposado

•	750ml bottle of Gran Reserve Extra 5 Year Aged Anejo tequila signed by Ricardo Gamarra

•	a 50 ml bottle of Vintage 11-year rested Extra Anejo tequila.

Investments of $5,000 or More

Investors will receive the following:

•	A hand-blown 750ml bottle of Vintage 11-year Extra Anejo, rested in a new French Oak barrel for 11 years and voted “Best of The Best” from the prestigious Robb Report Magazine and hand-signed by Ricardo Gamarra.

•	50ml bottle of The Collaboration Extra Anejo tequila double barrel rested in Silver Oak Cabernet Sauvignon barrels.

Investments of $10,000 or More

Investors will receive the following:

•	750ml bottle of Vintage 11-year Extra Anejo,

•	750ml of Gran Reserve Extra 5 Year Aged Anejo signed by Ricardo Gamarra

•	750ml bottle of La Rosa tequila signed by Ricardo Gamarra.

•	Two 50ml bottles of The Collaboration Extra Anejo tequila double barrel rested in Silver Oak Cabernet Sauvignon barrels.

Investments of $25,000 or More

Investors will receive the following:

•	An additional 5% Bonus Shares.

•	750ml bottle of The Collaboration Extra Anejo, double-barrel 12 Year, rested 11 years in new French oak then transferred to a Cabernet Sauvignon 2010 silver oak barrel provided in a beautiful humidor display. The bottle will be signed by Famous artist Luciano Gambaro and by Ricardo Gamarra.

•	750ml bottle of Vintage 11-year Extra Anejo, 750ml of Gran Reserve Extra 5 Year Aged Anejo.

•	750ml bottle of La Rosa tequila, all signed by Ricardo Gamarra.

Investments of $50,000 or More

Investors will receive the following:

•	An additional 10% Bonus Shares.

•	An invite to the distillery where they will sign one of the Collaboration barrels.

•	Once the barrel, that the investor signed, is released and bottled investors will receive four bottles of the Collaboration Extra Anejo.

•	You and a guest will spend the day in the Town of Tequila, Mexico at our distillery with team AsomBroso Tequila. The celebrations will continue enjoying local cantaritos, Mariachi outdoor event bar and enjoy drinking and eating the local food and celebrating with Ricardo and his team. Flights and hotel are included and will be booked by AsomBroso Tequila team.

•	750ml bottle of Vintage 11-year Extra Anejo,

•	750ml of Gran Reserve Extra 5 Year Aged Anejo.

•	750ml bottle of La Rosa tequila all signed by Ricardo Gamarra.

We are of the opinion that these Perks do not have any cash value and do not alter the sales price or cost basis of the securities in this offering. Instead, the Perks are a “thank you” to investors and a promotion that helps us achieve our mission. However, it is recommended that investors consult with a tax professional to fully understand any tax implications of receiving any perks before investing.

SELLING SECURITY HOLDERS

There are no selling security holders in this Offering.

USE OF PROCEEDS

The Company intends to raise offering proceeds to engage in the following activities: (i) to fund its continually increasing marketing efforts for the products; (ii) to fund its operating capital during its expansion; (iii) to expand its operations domestically into a larger facility to accommodate the Company’s growth; and (iv) to expand its operations internationally. The proceeds from this Offering will not be used to compensate or otherwise make payments to officers, management, or employees of the Company, unless and to the extent it is as otherwise stated below.

Please see the table below for a summary of the Company’s estimated intended use of proceeds from this Offering:

	$500,000 Raise	$6,000,000 Raise	$9,500,000 Raise	$12,000,000 Raise
Offering Proceeds
Gross Proceeds from this offering (1)	$500,000	$6,000,000	$9,500,000	$12,000,000
Offering expenses (2)	$123,000	$343,000	$463,000	$583,000

Total Proceeds Available for Use	$359,500	$5,447,000	$8,704,500	$10,997,000
Marketing the products	$150,000	$1,890,109	$3,020,461	$3,848,950
Funding operating capital	$59,500	$1,378,091	$2,202,239	$2,749,250
Expanding operations domestically	$150,000	$2,178,800	$3,481,800	$4,398,800

(1)	Excludes processing fee paid by investors directly to StartEngine, the maximum amount to be paid would be $17,500, $210,000, $332,500 and $420,000 for offerings of $500,000, $6,000,000, $9,500,000 and $12,000,000, respectively.

(2)	Includes: (i) commission payable by the Company to StartEngine, (ii) $15,000 for out of pocket expenses payable by the Company to StartEngine, (iii) credit card fees (4%), (iv) legal, (v) accounting, and (vi) Edgarization fees.

The Company previously raised over a million dollars in its Regulation CF offering last year, and those funds have been deployed and are in use by the Company. Any remaining proceeds from the prior offering, along with the Company’s sales profits will be used in conjunction with the proceeds from this offering in all of the uses described below. The specific dollar amounts discussed in the discussion following assume the Company raises the Maximum Offering Amount.

Marketing the Products

The Company’s AsomBroso Tequila brand is at an expansion stage with proven potential and impressive account penetration. The Company operates in a limited geographical area which includes 25 states within in the United States. The Company’s domestic distributors include, West Coast Craft Spirits, RNDC, Southern Wine & Spirits, Savannah Distribution, Eder Brother’s, Johnson Brother’s Martignetti, and Momentum Beverage. This market is notoriously competitive and challenging to penetrate which serves as significant evidence of the Company’s brand appeal. The Company is currently positioned for expansion into 25 additional states and Canada within a year. To accomplish this, the Company will need significant resources to expand awareness and consumer interest through its marketing efforts.

AsomBroso Tequila is currently sold in national chain stores such as Kroger, Costco, Total Wine & More, and BevMo!, with an average 85% reorder rate. The Company has purchase orders and opportunities in many off-premises chains such as, Ralph’s, Safeway, Vons, Albertson’s and Pavilions. AsomBroso has the potential to compete on a national level and attract national distributors in future markets.

The Company anticipates launches in the following locations: (i) South Korea during Q2 20212 and (ii) Canada in Q3 2021. AsomBroso Tequila is imported into Japan by EZO Beer KK (Sapporo Beer Distributor) with a distribution agreement that expires on December 31, 2021. AsomBroso is also distributed in Germany by Casa Tequila and in the United Kingdom by Whiskey World. The Company is reviewing brand building and marketing consumer tasting program focused on its Anejo tequila product line to increase market share and sales.

The Company recently engaged Blue Light Media to assist and enhance its comprehensive marketing strategy focused on the Company’s targeted demographics. In addition, AsomBroso Tequila will be using its extensive in-house capabilities to brand and market the product. With a combination of various advertising media, guerilla marketing techniques, special events, telemarketing, on-site promotions, press and media coverage. AsomBroso Tequila has created and tested a comprehensive and targeted marketing and branding strategy that rivals or exceeds the big brands, at a much lower cost. AsomBroso Tequila has positioned itself to utilize non-traditional forms for exposure, including its in-house custom designed graphics allowing the Company to maximize exposure at a minimal cost.

The Company anticipates 75% of its marketing budget will be spent in-house, and 25% will be allocated to an outside marketing firm.

Funding Operating Capital

Inventory

In order to supply the eastern half of the United States, the Company intends to add an East Coast warehouse with approximately $600,000 in inventory.  In order to decrease the cost of goods by purchasing higher quantities of raw goods such as bottles, tops and boxes, the Company will increase its on-hand Mexico raw goods inventory by approximately $200,000. In preparation to launch internationally the Company will warehouse approximately $450,000 inventory.

Employees

The Company anticipates using approximately $770,000 of the offering proceeds to continue paying salaries to the CEO, President, and Brand Manager/Marketing Director, as well as market managers, sales directors, accounting associates, and administrative assistants.

Expanding Operations Domestically

California Tequila will purchase an approximately 20,000 SQ FT mixed use warehouse/office space building in Orange County, California. Based on current for sale buildings the Company believes the average purchase will cost approximately $6,000,000. California Tequila will sub-lease 50% of the space to West Coast Craft Spirits for fair market value.

Expanding Operations Internationally

Inventory

In order to supply the expanding operations outside of the United States, the Company intends to use $200,000 of the Maximum Offering Proceeds.

Employees

The Company anticipates using approximately $170,000 of the offering proceeds to compensate sales and other employees dedicated to the international expansion of the Company’s products.

The foregoing represents the Company’s best estimate of the allocation of the Proceeds of this Offering based on planned Use of Proceeds for the Company’s operations and current objectives.

DESCRIPTION OF THE BUSINESS

Corporate History

The issuer, California Tequila, Inc. was incorporated under the laws of California on April 27, 2020. Prior to incorporation of California Tequila, Inc. the Company had been conducting operations under California Tequila, LLC since its organization in California on May 2, 2002. All operations and assets of California Tequila, LLC were transferred to California Tequila, Inc. upon its incorporation. California Tequila, Inc. filed a Fictitious Business Name Statement with Orange County, CA permitting the Company to use the name “AsomBroso Tequila”.

The previous entity, California Tequila, LLC, was formed in 2002 by Richard Gamarra as its sole managing member. It was the vehicle through which the AsomBroso tequila brand was created, imported and marketed domestically. Until 2006 Mr. Gamarra was its sole employee. In January 2006 Andrew Ulmer was engaged by Mr. Gamarra to serve as the entity COO and Vice President. However, he was never a member of the limited liability company. Through the early years the limited liability company provide tax shelter to offset Mr. Gamarra's other earned income.

In anticipation of the Company's Regulation CF raise, it was deemed advisable that the limited liability Company merge into a C-Corporation providing optimum flexibility for the issuance of additional equity. Accordingly, in 2020 California Tequila, Inc. was formed by Mr. Gamarra to accomplish this reorganization. The Company has two authorized classes of stock one voting and one nonvoting. Thereafter, on or about June 9, 2020 pursuant to a Certificate of Merger, and Agreement and Plan of Merger between the parties, California Tequila LLC merged into California Tequila Inc. the surviving entity. By operation of law, the California Tequila, LLC’s history, operation, assets and liabilities were subsumed into California Tequila, Inc. and its legal existence permanently extinguished. Pursuant to the terms of the merger Mr. Gamarra interest in the limited liability company was converted into 100% of the authorized and outstanding common voting stock of California Tequila Inc.

Introduction

The Company is principally engaged in the business of importing, marketing, and selling ultra-premium tequila products under its “AsomBroso” brand. AsomBroso is the cognate of the Spanish word for “amazing.” The Company offers AsomBroso Tequila products across the entire price point spectrum of the ultra-premium tequila category from its AsomBroso Silver (USA MSRP $40.00/bottle) to its state of the art 12-year-aged Collaboration Extra Anejo (USA MSRP $1,800.00/bottle). The Company has also begun to market other spirits, specifically flavored whiskeys under its “Knucklenoggin” brand.

The Company’s tequila products are manufactured pursuant to the Company’s proprietary formula in partnership with its esteemed distillery situated within Jalisco, Mexico – a province renowned for the production of a Mexican national resource, agave tequila. AsomBroso has been certified by the province of Jalisco to use the geographic distinctions of “Tequila” and/or “Tequila 100% De Agave” and continues to maintain such standards. See “Intellectual Property” for further details.

The Company currently has distribution of AsomBroso tequilas in twenty-five states and three foreign countries, with the intention to use the Proceeds from this Offering to expand into new territories. See “Distribution” for further details.

Products

Since 2002, we believe that AsomBroso tequila has gained the reputation within the tequila industry (and amongst tequila aficionados) as one of the best, if not the best, tequila brand on the market. AsomBroso tequilas have products that span the price range of ultra-premium tequilas.

The Company currently produces, markets, and sells ten ultra-premium tequilas marketed under the “AsomBroso” brand. Additionally, the Company has recently released a new salted caramel-flavored whiskey under the “Knucklenoggin” brand. The following product descriptions are the currently marketed spirits sold by the Company.

El Platino Silver

USA MSRP: $40.99

16% of Product Mix (Approx.)

Voted "Top Tequila" and awarded "Double Gold" out of more than 300 tequilas at the San Francisco World Spirits competition. By crafting El Platino with specially selected 100% blue agave in our proprietary multiple distillation and filtration process, we have found the perfect balance of preserving the taste while eliminating the harsh finish that may be present in many other tequilas. El Platino is the sophisticated foundation for all of our unique tequilas and is perfect for sipping straight or mixing with your favorite drinks.

La Rosa Reposado

USA MSRP: $47.99

30% of Product Mix (Approx.)

A tequila like no other, La Rosa begins with our awarded El Platino Silver. Once the final filtration is completed, the tequila is then "rested" (reposado) for 3 months in French oak casks previously used for fine Bordeaux wine. We created this resting process which imparts the natural pink color from the wine and gives our reposado a subtle sweet finish resulting in an unparalleled taste experience. Awarded the "Gold Medal" at the San Francisco World Spirits Competition.

Cristalino Extra Anejo

USA MSRP: $99.99

Rested 3 years

1% of Product Mix (Approx.)

Our first TRIPLE BARRELED tequila, CRISTALINO is a tequila like never before! This unique, clear Extra Anejo masterpiece is from the imagination of Ricardo Gamarra. The purpose of this tequila creation was to see if we could achieve the most balanced tequila ever. To do this we looked into our barrel aging process and our decades of experience and tried something new.

Gran Reserva Extra Anejo

USA MSRP: $99.99

Rested 5 years

44% of Product Mix (Approx.)

To make our Gran Reserva, our awarded El Platino is carefully aged five years in new, premium French oak barrels. By aging the El Platino through this unique aging process, our Extra Anejo is given full-bodied taste that critics have compared to a sophisticated Cognac or Armagnac. We are honored to have been voted "Best of the Best" by the prestigious Robb Report magazine, and adorned with the "Double Gold Medal" by the San Francisco World Spirits competition.

El Carbonzado Extra Anejo

USA MSRP: $169.99

Aged 6 years

1% of Product Mix (Approx.)

One of our newest DOUBLE-BARRELED creations, El Carbonzado is another tequila first! We begin with our "Best of the Best" Gran Reserva Extra Anejo, and then barrel the tequila a second time in premium medium charred oak casks previously used to house one of the world's highest rated Irish Whiskeys. The results from this 6-year aging process is an incredibly smooth tequila, with just enough southern charm to please both tequila and whiskey drinkers alike.

Especial de Rouge Extra Anejo

USA MSRP: $399.99

Aged 10 Years

1% of Product Mix (Approx.)

The Especial De Rouge is a masterpiece in its own right. This is the world's first tequila to rest in fine crafted French oak barrels previously used to host one of the world’s most famous French Cognacs, Grand Marnier®. We patiently waited for the aging process to properly infuse itself, measuring the content religiously to ensure the essence of both the mild oak and buttery orange blossom notes to take hold of this unique and marvelous tequila.

Vintage 11 Year Extra Anejo

5% of Product Mix (Approx.)

USA MSRP: $699.99

Aged 11 Years

From Ricardo's personal collection, Vintage is a remarkably smooth Extra Anejo tequila. The process begins with our El Platino, resting it for 11 long years in new French Oak Barrels. This "Best of the Best" tequila has been described as the “Nectar of the Gods” It is bottled in our beautiful decanter designed after the Bellagio Hotel’s famous "Fiori de Como" Chihuly chandelier. Sold in Costco locations, packaged in an elegant display, polished hardwood humidor with a custom laser engraved pedestal.

Diosa 12 Year Extra Anejo

USA MSRP $1,200.00

Aged 12 Years

1% of Product Mix (Approx.)

One of our latest creations.  Jarrett Gamarra is proud to bring you the Diosa Reserva Familiar 12 year rested in premium Napa Valley American Oak. The Diosa Reserva is a tequila close to Jarrett’s heart. Twelve years ago, Jarret was introduced and indoctrinated into the world of tequila by his father, Ricardo, to uphold his family name and legacy. On that day twelve years ago, Jarret personally selected three American oak barrels that would house his own aged tequila. As time progressed Jarrett diligently monitored the taste profile of this tequila until perfection was achieved.

Today, you have the opportunity to own this tequila and the special story it shares. Named “Diosa”, or “Goddess”, Jarrett named this tequila after his beautiful wife Paris. The Diosa is housed in a beautiful stained glass decanter, accented with three elegantly-tied rope rings to symbolize his three years of marriage with Paris.

Del Porto Extra Anejo

USA MSRP $1,200.00

Aged 12 Years

1% of Product Mix (Approx.)

This complex tequila is another first of its kind from Ricardo Gamarra's personal collection. Beginning with our awarded Vintage 11 year Extra Anejo, Ricardo then DOUBLE BARRELS the tequila an additional fourteen months in hand chosen port wine barrels imported from Portugal. This beautiful tequila is then adorned in a meticulously-crafted crystal decanter handmade by the famous Italian artisan, Luciano Gambaro. This work of art is then displayed in our custom engraved polished cedar humidor.

"The Collaboration" Extra Anejo

USA MSRP: $1,999.99

Aged 12 Years

1% of Product Mix (Approx.)

The Collaboration is a stunning DOUBLE BARREL rested tequila combining our awarded Vintage 11 year Extra Anejo with the esteemed Silver Oak Cellars Cabernet Sauvignon American oak barrels and re-rested for additional twelve months. This has produced one of the world's most luxurious and taste-provoking tequilas in the world. Each decanter housing “The Collaboration” is handcrafted by famed glass artist Luciano Gambaro of Marino Italy and displayed in a finely-polished, custom-engraved cedar humidor, The Collaboration makes an exquisite gift for the tequila aficionado.

Rated a “97” by The Tasting Panel Magazine – Highest rated tequila in the world!

Non-Tequila Products

As of the date of this Offering Circular, the Company produces and sells one non-tequila product, Knucklenoggin Salted Caramel Whiskey. Sale of Knucklenoggin began in 2020 and is expected to grow. The Company does not expect significant capital expenditures required for this product-line to grow.

Knucklenoggin Salted Caramel Whiskey

USA MSRP $25.99

New Product (Product mix % not available)

Created by AsomBroso Master Distiller Ricardo Gamarra, Knucklenoggin Whiskey is a fun, easy to drink flavored whiskey designed to be enjoyed straight, on the rocks or in a mixed drink... Knucklenoggin is simply delicious! Made from a blend of the finest aged American Whiskeys, carefully selected by our Master Blenders and infused with the sweet taste of rich creamy caramel - imparting creamy smooth notes that perfectly complement our stunningly bold whiskey.

Tequila Market

The domestic and global tequila market has exploded within the past four years. In 2019, the global tequila market doubled, passing over $4.6 billion. This included a comparable growth in the high-end/ultra-premium segment of the tequila market. The Company predicts the growth trend of the high-end/ultra-premium tequila segment to continue for the foreseeable future, correlating with the greater tequila market trends. The Company believes that it is particularly well-positioned to capitalize on this segment’s growth due to the already high reputation of AsomBroso tequilas in the ultra-premium tequila category.

Customer Profiles

The Company’s internal research indicates the AsomBroso customer base has the following attributes:

•	Gender: 55% Male and 45% Female

•	Age: 35-55 years old

•	Average Household Income: $150,000+

•	Marital Status: Married with a Family

•	Education: College Educated, bachelor’s degree (or higher)

Brand Image

The Company has crafted the AsomBroso brand, including its reputation and brand image, to target a tequila consumer who has the following customer profile: (1) indulges in luxury; (2) enjoys travel; (3) active in business community as a leader or an owner; (4) appreciates a lifestyle centered around relaxation and “taking it easy”.

Commercial Customer Profile

A significant portion of the Company’s sales are business-to-business sales (“B2B”). The Company currently sells to commercial clients including businesses in hospitality, hotels, restaurants, retail establishments, private clubs, and the like. The Company has adopted a philosophy of direct and indirect marketing to the beverage managers of these businesses.

The Company has and will continue to target the above establishments, but will focus most of its sales and marketing efforts to such places that are characterized as “modern”, “upscale”, in both suburban commercial and city locations, and in single and chain model establishments.

Marketing Programs

The Company will be using its extensive in-house capabilities to brand and market our product. With a combination of various advertising media, guerrilla marketing techniques, special events, telemarketing, on-site promotions, press and media coverage. The Company has created and tested a comprehensive and targeted marketing and branding strategy that rivals or exceeds the big brands, at a much lower cost per million dollars. AsomBroso has positioned itself to utilize non-traditional forms or exposure, such as in-house custom designed graphics allowing us to place maximum expose at a minimal cost. Our brands reputation for high quality and innovative products will become the de facto leader of the ultra-premium segment. The growth is expected to exceed the industry past and projected growth rate as nationwide marketing and distribution plans take effect.

Business-to-Consumer Marketing Strategy

The Company intends to spend a portion of the Proceeds in an expansion of marketing efforts directly to consumers. The marketing effort will utilize traditional and modern techniques including social media marketing and search engine optimization. The Company will conduct such marketing efforts both in house and through contracted third-party marketing/advertising firms. The overarching focus of the business-to-consumer (“B2C”) marketing campaign will be for the flagship products Gran Reserva 5-year Extra Anejo and La Rosa Reposado. The Company will also promote its luxury and innovative products when such become available for sale through limited releases.

The Company intends to engage in direct sales and marketing through its website AsomBrosotequila.com (the “Website”). One major aspect of the Company’s direct sales marketing campaign over its website derives from the Company’s “Agave Club” mailing list. The mailing list sign-up portal is provided on the Company’s website. As of the date of this Offering Circular, the Company has approximately 28,000 AsomBroso Agave Club Members.

The Company currently conducts direct sales over its Website to 37 different states. The Company has engaged a third party marketing company to execute a comprehensive sales and marketing strategy, including bi-weekly emails to Agave Club members. The direct sales social media strategy will direct dollars to the 37 states the Company may ship to directly form the Website.

Business-to-Business Marketing Strategy

The same marketing agency engaged for B2C marketing and advertising has also been engaged to execute a comprehensive B2B marketing strategy to help build AsomBroso product awareness amongst potential and current commercial clients such as hospitality, hotels, restaurants, liquor retailers, and private clubs. Initial B2B marketing campaigns will be focused in the top United States tequila markets.

Sales Representatives

The Company also intends to use the proceeds from this Offering to expand traditional sales activities by utilizing and expanding its salesforce throughout the US to spread marketing message and brand awareness, conduct brand tasting and product placement via distributor partners to restaurants and retailers.

Competition

The tequila market is one of the most robust alcohol markets both in gross sales size and number of brands. The categorization of the AsomBroso brand as an ultra-premium tequila brand does limit the scope of actual competing brands, since the AsomBroso customer is more likely to pick a high-end/ultra-premium tequila. The closest nationally distributed, or widely distributed competing brands are Don Julio, Patron, Casamigos, Clase Azul, and Adictivo Extra Aged Cristlino. The table below provides a comparative MSRP price point table for AsomBroso products as compared to the closest competing products from the above named competitors.

Name of Competitor Tequila (MSRP)	AsomBroso El Platino ($40.99)	AsomBroso La Rosa ($47.99)	AsomBroso Cristalino ($99.99)	AsomBroso Gran Reserva Extra Anejo ($119.99)	AsomBroso El Carbonzado ($169.99)	AsomBroso Especial De Rouge ($399.99)	AsomBroso Vintage Extra Anejo ($699.99)	AsomBroso Del Porto Extra Anejo ($1,899.99)
Don Julio	$39.99	$42.99	-	$126.99	$126.99	$126.99	$359.99	-
Patron	$39.99	$42.99	-	$45.99	-	-	-	-
Casamigos	$37.99	$42.99	-	$47.99	-	-	-	-
Clase Azul	$59.99	$79.99	-	$449.99	$449.99	$449.99	$1,474.99	$1,474.99
Don Julio Real	-	-	-	-	-	-	$359.99	-

Employees

The Company currently has six employees, three part-time, including a controller, and three full-time including a Director of Marketing, bookkeeper and a sales representative. The part-time employees work between 1-20 hours per week, additionally an independent contractor provides about forty hours a week of services for the Company.

Intellectual Property

The Company has a considerable portfolio of valuable and legally protected intellectual property. First and foremost, the Company’s most valuable intellectual properties are the recipes, distillation processes, and aging formulae for the various tequilas. Such processes and formulae are protectable trade secrets. Additionally, the Company owns the following intellectual properties:

•	AsomBroso Decanter (bottle) Design

o	Design Patent for the AsomBroso Decanter with the United States Patent and Trademark Office (the “USPTO”)

o	Industrial Design Patent for the AsomBroso Decanter with the China National Intellectual Property Administration (“China” or the “China Patent Office”)

•	Geographical Indication permitting use of the label “Tequila” and/or “Tequila 100% De Agave” (State of Jalisco, Mexico)

•	Trademarks

o	“Asombroso” word mark (USPTO)

o	“Asombroso Ultrafino” word mark (USPTO)

o	“Knucklenoggin” word mark (USPTO)

o	Knucklenoggin design mark (USPTO)

o	“Asombroso” “Fine Tequilas” “100% Blue Agave” word marks (China)

AsomBroso Decanter (bottle) Design

The original AsomBroso bottle is based off of an antique crystal decanter that Company Chairman Ricardo Gamarra happened upon during a visit to an 18th-century castle in Europe during the Spring of 2000. Ricardo subsequently patented the design with the USPTO and the China Patent Office to become the vessel for AsomBroso tequilas. In addition to the patented design, the super ultra-premium double-barreled Del Porto and the Collaboration tequilas are bottled in hand-blown glass bottles. Each of these bottles is blown on the Island of Marino, Italy by the famous glass artisan Luciano Gambaro.

There are two design patents for the decanter (bottle) design, one with the USPTO (Patent Number D562150) and one with the China Patent Office (Industrial Design Patent Number ZL 2011 3 0015508.6).

“Tequila” Geographical Indication

The USPTO defines a geographical indication as “indications which identify a good as originating in the territory of a country, or a region or locality in that territory, where a given quality, reputation or other characteristic of the good is essentially attributable to its geographic origin.” Examples of geographical indications from the United States include: “FLORIDA” for oranges; “IDAHO” for potatoes; and “WASHINGTON STATE” for apples.”

Other examples of geographic indications, as relevant to alcoholic sprits include “Cognac” for brandy from the Cognac region, “Scotch” for whisky from Scotland, or “Bourbon” for whiskey made in Bourbon County, KY. Many geographical indications have stringent standards as to the quality of ingredients, the ratios of those ingredients, and the distillation and/or aging process of the spirit. Furthermore, the ability for a distillery to place the label of that geographical indication is a regulated activity, usually by an agency within the relevant territory or region.

“Tequila” and or “Tequila 100% De Agave” is a geographical indication for a distilled beverage made from the blue agave planet, primarily in the area surrounding the city of Tequila in the Jaliscan Highlands of the central western Mexican state of Jalisco. Tequila is the national spirit of Mexico along with one of Mexico’s largest exports. As such “Tequila” was recognized by the EU in 2019 and placed on the EU geographical indications register.

The State of Jalisco has certified that AsomBroso is permitted to use the geographical indication “Tequila” and “Tequila 100% De Agave”.

Company Trademarks

The Company currently owns four trademarks with the USPTO, three word marks and one design mark. The Company also owns one word mark with the China Patent Office.

Mark	Office	Trademark Type
“Asombroso”	USPTO	Word Mark
“Asombroso Ultrafino”	USPTO	Word Mark
“Knucklenoggin”	USPTO	Word Mark
Knucklenoggin	USPTO	Design Mark
“Asombroso” “Fine Tequilas” “100% Blue Agave”	China Patent Office	Word Mark

Legal Proceedings

From time to time, the Company may be involved in litigation relating to claims arising out of operations in the normal course of business. As of December 31, 2020, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of the Company’s operations.

DESCRIPTION OF PROPERTY

The Company owns approximately $2,400,000 worth of tequila and spirits in inventory stored within its facilities located at 30012 Aventura Rancho Santa Margarita, CA 92688 and Camino a la villa de cuerambaro KM 2 CP 45380 Mexico.

During 2019 and 2018, the Company paid month to month rent for an office space to Tangar 1, LLC located at_30012 Aventura Rancho Santa Margarita CA 92688.

Rent expense for the fiscal years 2019 and 2018 was $28,725 and $65,886, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

For the Nine Months Ended September 30, 2020 Compared to the Nine Months Ended September 30, 2019

Financial Condition

You should read the following discussion and analysis of the Company financial condition and results of our operations together with our financial statements and related notes appearing at the end of this Offering Memorandum. This discussion contains forward- looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward- looking statements due to a number of factors, including those discussed in the section entitled "Risk Factors" and elsewhere in this Offering Memorandum.

Results of Operations

Revenues for the nine months ended September 30, 2020 were $657,979 compared to $686,596 for the nine months ended September 30, 2019, a decrease of $28,617, or 4%. The slight decrease in revenues was primarily due to the constraints of the COVID-19 pandemic that caused a decrease in sales.

Cost of goods sold are the cost of our Tequila and Whiskey goods, supplies and materials, shipping and materials related to our revenues. Cost of goods sold for the nine months ended September 30, 2020 was $426,723 compared to $344,707 for the nine months ended September 30, 2019, an increase of $194,330, or 24%. The increase resulted from the increase in production to prepare for Q4 demand that are the highest of the year due to the holidays. The COVID-19 pandemic restrictions also affected manufacturing and transportation time related to cost of goods sold and causing it to increase. As a percentage of total revenues for the nine months ended September 30, 2020 costs of goods sold was 65% compared to 50% for the nine months ended September 30, 2019.

SG&A expenses consist primarily of wages and salaries, payroll expenses, insurance, legal and professional services, including consulting, legal, and accounting fees, rent, utilities, office supplies plus travel expense and other general corporate expenses. Advertising and Marketing for the nine months ended September 30, 2020 were $78,504 compared to $23,166 for the nine months ended September 30, 2019, a 239% increase of $55,338. The spike in advertising and marketing expenses was caused by the Company adapting to the new normal caused by the pandemic by spending to increase its online presence and sales.

General and administrative (G&A) expenses for the nine months ended September 30, 2020 were $348,562 compared to $304,980 for the nine months ended September 30, 2019, an increase of $43,582 or 14%. The increase was due primarily to an increase in legal and professional fees that went from $200 for the nine months ended September 30, 2019 to $95,794 for the nine months ended September 30, 2020. The increase in legal and professional fees was due to the Company preparing to launch a Reg A campaign by spending in legal and accounting services.

Our net loss for the nine months ended September 30, 2020 was $196,290 compared to $14,244 in net income for the nine months ended September 30, 2019, a decrease of $210,534, or 1,478%. The decrease was primarily due to loss in sales caused by the constraints from the COVID-19 pandemic.

Liquidity and Capital Resources

Our total current assets at September 30, 2020 were $1,234,496, which included cash of $110,058, as compared with $524,211 in total current assets at December 31, 2019, which included cash of $39. The Company also receives loans from its founder from time to time to meet operational needs.

Operating Activities

For the nine months ended September 30, 2020, cash used in operating activities was in the amount of $864,592 compared to cash provided by operating activities in the amount of $1,489 for the nine months ended September 30, 2019. The increase in cash used in operating activities was mainly due to an increase in inventory from $445,582 as of December 31, 2019 to $929,786 as of the nine months ended September 30, 2020. The increase in inventory was in preparation for the Company’s Q4 sales that are the highest of the year and in anticipation of the Company launching its goods in additional states. The increase in cash used in operating activity was also caused by an increase in receivable from related party West Cost Craft Spirits, Inc from $68,878 as of December 31, 2019 to $217,931 for the nine months ended September 30, 2020.

Investing Activities

For the nine months ended September 30, 2020, cash used in investing activities, the Company cash used in investing activities increased to $32,906 from $0 as of the nine months ended September 30, 2019. The increase in cash used in investing activities was due to the Company purchasing warehouse fixtures during the nine months ended September 30, 2020 in the amount of $32, 204.

Financing Activities

For the nine months ended September 30, 2020, cash provided by financing activities increased to $1,007,516 from $11,710 during the nine months ended September 30, 2019. The increase in cash provided by financing activities was a result of the sale of Class B Non-Voting Common Stock to investors during its Reg CF campaign for an amount of $665,974 and receipt of an SBA loan in the amount of $420,500.

For the Period Ended December 31, 2020 Compared to the Period Ended December 31, 2019

Results of Operations

Revenues for fiscal year 2019 totaled $901,570 compared to fiscal year 2018 revenue of $1,182,529.00, a decrease of $280,959 or 24%. One of the major factors of this was the late 2018 repositioning of the price point for the Company’s Gran Reserva Extra Anejo (lowering MSRP from $199.99 to $89.99) to compete for head to head with Don Julio 1942. While revenues for this product decreased 16%, case sales increased by 21% in 2019. Additionally, lack of product inventory to fulfill purchase orders in a timely matter contributed to the decrease in sales and lost case sale opportunities.

Cost of Goods sold for fiscal year 2019 was $338,405 as compared to $482,172 for fiscal year 2018, a decrease of 143,767 or 30%. The decrease in cost was largely due to an increase in Gran Reserva Extra Anejo sales, a higher margin product.

Advertising and marketing expenses for fiscal year 2019 were $26,531 compared to $36,915 for fiscal year 2018, a decrease of $10,348.26 or 28%. The decrease was primarily due to executives purchasing large format printers in 2018 allowing for marketing materials to be produced at a reduced cost.

General and administrative (G&A) expenses for fiscal year 2019 were $369,829 compared to $468,370 for fiscal year 2018, a decrease of $98,540.35 or 21%. The decrease was due primarily to the decrease of Mr. Ulmer’s compensation between California Tequila and West Coast Craft Spirits.

Our net income for fiscal year 2019 was $160,055 compared to $193,972 for fiscal year 2018, a decrease of $33,917 or 17%. This decrease was due primarily to the repositioned price of Gran Reserva Extra Anejo (from $199.99 to $89.99) to compete in the tequila market, specifically with Don Julio 1942.

Operating Activities

In in fiscal year 2019 the cash used in operating activities was in the amount of ($12,710) as compared to cash provided by operating activities in the amount of $73,238 for fiscal year 2018. The increase in cash used in operating activities was mainly due to the salary splitting for Mr. Ulmer between the Company and West Coast Craft Spirits.

Plan of Operations

The Company currently operates and sells its products in a limited fashion within prominent US states, specifically those containing the highest annual tequila consumption markets. Even with the limited distribution of AsomBroso products relative to the national domestic tequila market, the Company has had consistent year-over-year case sale growth and consistent corporate profits growth.

One of the most exciting developments has been the recent product placement of AsomBroso tequilas in national retail chains Kroger, Total Wine & More, BevMo, and Costco locations. Since Costco has started carrying AsomBroso tequilas, the sales numbers for the Costco-carried products has steadily increased.

In late 2018, the Company repositioned the price point of Gran Reserva Extra Anejo (lowering MSRP from $199.99 to $89.99) to compete head-to-head with Don Julio 1942. The modification of the price point caused Gran Reserva Extra Anejo to be one of the Company’s two flagship products along with La Rosa Reposado. Together, these two products account for approximately 74% of the Company’s product mix as of the date of this Offering Circular.

The Company plans on continuing marketing and sales efforts – focusing on the highly profitable Gran Reserva Extra Anejo product.

Upon a successful offering, the Company intends to expand its distribution network and salesforce, hoping to launch in 25 new states and Canada over next 12 months. The Company intends to expand to Europe, Asia and Australia by the third quarter of 2022. The Company also intends to expand awareness and consumer interest via social media marketing, consumer tasting, trade tasting, and in-person marketing events. Below is a comprehensive plan for employee expansion and increased distribution.

Employee Expansion Plan

Upon a successful Offering, the Company intends to expand its employee-base considerably. The goal of this expansion is to rapidly expand product distribution and awareness throughout the various domestic markets/states. The first round of employee expansion will focus on the hiring of regional sales teams within the top six U.S. tequila markets. The second round of hiring will bolster the existing salesforce in the penetrated top markets and expanded sales teams in unrepresented domestic markets. With each round of salesforce expansion and as demand for AsomBroso tequilas increases, the Company intends to hire persons necessary to support increased sales volumes.

Projected Employee Hiring Schedule

Year 1

•	California Sales Director
•	Northern California Sales Representative
•	Texas Sales Market Manager
•	Arizona/Nevada Sales Director
•	Arizona Sales Representative
•	Pacific Northwest Regional Sales Director
•	Company Brand Manager

Year 2

•	Chief Financial Officer
•	Texas Sales Director
•	New York Sales Director
•	Florida Sales Director
•	North East Regional Sales Director
•	South East Regional Sales Director
•	Mid-West Regional Sales Director
•	Southwest Regional Sales Director
•	Rocky Mountain Regional Sales Director
•	Canada Sales Director

Year 3

•	National Account Sales Manger
•	Florida Sales Rep

Distribution of Company Spirits

The Company imports AsomBroso tequilas from Jalisco, Mexico and sells to wholesalers who commercialize the Company’s products in the United States through retailers. The AsomBroso brand is at an expansion stage with proven market and account penetration. The Company currently has its products distributed in eleven states and three foreign countries. Distribution of alcohol is traditionally done through regional distributors who are licensed in their respective jurisdictions. These distributors in turn sell to the retail establishments including retail liquor stores and restaurants.

Domestic Distributors

AsomBroso is currently sold in national chain stores such as Kroger, Costco, Total Wine & More, and BevMo!, with an average 85% reorder rate. The Company has purchase orders and opportunities to sell its products in many off-premise chains such as Ralph’s, Safeway, Vons, Albertson’s and Pavilions. AsomBroso has the potential to compete on a national level and to attract national distributors in our future markets. The Company utilizes sister-company West Coast Craft Spirits, Inc. for all California distribution of Company products. Richard Gamarra is a minority shareholder of West Coast Craft Spirits, Inc. Mr. Gamarra and Mr. Ulmer serve as CEO and President of West Coast Craft Spirits, Inc., respectively. In addition to AsomBroso tequilas, West Coast Craft Spirits, Inc. distributes over 250 unaffiliated brands. It is the intention of West Coast Craft Spirits to expand its operations outside of the state of California.

As of the date of this Offering Circular, the Company utilizes the domestic distributors as stated in the table below.

Name of Distributor	State(s)
West Coast Craft Spirits	CA
FullClip Distributors	TX
Johnson Brothers	NV, IN, MN
Momentum Beverage	IL, CO
RNDC	AZ, AL, MT, NE, NM, WY, NC
Savannah Distributing	GA
Southern/Gazers	WA, OR, PA, SC, ME
Empire Distributors	TN
Wisconsin Wine	WI
Speakeasy Distribution	KS
Eder Brothers/AS Goodman	CT, RI

International Distribution

The Company currently distributes its products in three international markets (not including the country from which it is imported, Mexico), Germany, Japan, and the United Kingdom. Upon a successful Offering, the Company intends to expand distribution of its spirits into Canada and South Korea in 2021.

Name of Distributor	Country
Casa Tequila	Germany
Ezo Beer of Japan	Japan
The Whiskey World	United Kingdom

In addition to the above distributors, the Company affects direct sales through its own website. Upon purchase of a product on the AsomBroso Tequila website, the Company utilizes another company, Great American Craft Spirits, to facilitate the sale as and shipment of the product to the purchaser. The Company is able to sell AsomBroso Tequila products directly to consumers in 37 states through this process.

Special Characteristics of the Company’s Operations

AsomBroso Tequila is the Company’s flagship brand and carries special weight within the domestic tequila market. Though the tequila market is highly-competitive, AsomBroso Tequila will continue to distinguish itself as an ultra-premium tequila. The Company will continue to drive the AsomBroso Tequila brand in such a manner to ensure retention of its top position in the ultra-premium tequila category. The Company will continue to maintain its intellectual property, minimizing the risk of expiration and loss of value. Furthermore, the design patents with the China Patent Office and the United States Patent and Trade Office (“USPTO”) mitigate the risk of infringing or substantially similar decanters (containing lower quality tequila) from degrading the brand quality and value.

Trend Information

In spite of the ongoing pandemic and less availability for on-premise events, Tequila consumption continues to surge to new heights. Specifically:

•	For the year ended December 31, 2020, 20 million cases of tequila (excluding pre-mixed cocktails) were sold in the U.S. for the first time.
•	Tequila’s largest-selling premium labels have seen an influx of 100% blue agave extensions, which have carved out a significant share in a space once reserved for mixtos, the less expensive (not 100% agave) tequilas.
•	Tequila shipment volume from Mexico to the U.S. increased 24% in 2020, representing an 89% share of all exports worldwide, according to the Consejo Regulador del Tequila.
•	The 100%-blue agave segment once again outperformed the Tequila market overall, with shipments to the U.S. rising 31% in 2020 and comprising over 60% of total volume.
•	The retail value of Tequila in Nielsen channels for the 52 weeks ending December 26, 2020 soared 54% to over $2.2 billion, compared to a 25% gain for the entire spirits sector.
•	As of January 2021 tequila was the fastest-growing spirits category.

Due to the aforementioned factors, the company believes that increased consumption of tequila will continue to grow and shape the tequila market domestically and globally.

Recent Offerings of Securities and Outstanding Debt

The Company has evaluated subsequent events through December 6, 2020, the date the financial statements were available to be issued.

•	As of August 14, 2020, California Tequila, Inc. successfully completed its Regulation CF raise in the amount of $1,070,000 and sold 297,763 shares of Class B Non-Voting Common Stock on StartEngine Capital, LLC. An aggregate of 882 investors participated in this raise. The proceeds from that offering were used to market products, fund operating capital, expand operations domestically and expand operations internationally. The company relied on Section 4(a)(6) of the Securities Act.

•	On April 19, 2020, California Tequila, Inc., received an SBA Loan in the amount of $416,600 with an interest rate 3.75%. The monthly payment is $2,030, including principal and interest. The balance of principal and interest will be payable 30 years from the date of the promissory note.

DIRECTORS, OFFICERS, AND SIGNIFICANT EMPLOYEES

The following tables set out the Company’s officers, directors, and significant employees as of December 31, 2020.

Directors

Name	Position	Age	Term of Office	Approximate Hours/Week
Richard Gamarra	Founder/ Chairman of the Board	62	*May 2002 - Present	Full Time
Andrew Ulmer	Director	53	*January 2006 - Present	Full Time

Officers

Name	Position	Age	Term of Office	Approximate Hours/Week
Richard Gamarra	Founder/ Chief Executive Officer	62	*May 2002 - Present	Full Time
Andrew Ulmer	President	53	*January 2006 - Present	Full Time

Significant Employees

Name	Position	Age	Term of Office	Approximate Hours/Week
Jarrett Gamarra	Marketing Director	30	January 2013- Present	Full Time

*Term of office began with the predecessor limited liability company, California Tequila, LLC

Richard Gamarra: Founder, Chief Executive Officer, Treasurer and Chairman of the Board of Directors

The founder of the Company Mr. Richard Gamarra is the sole Class A Voting Common Stock controlling shareholder, the Treasurer and the Chairman of the Board of Directors. Mr. Gamarra has held his current officer positions, CEO and Secretary since May 2002. Additionally, during the last three years, Mr. Richard Gamarra has experience as the CEO of West Coast Craft Spirits, Inc.

Andrew Ulmer: Director, President and CFO

Mr. Andrew Ulmer is a Director of the Company, the President and CFO. Mr. Ulmer has held these positions since May 2006. Additionally, during the last three years, Mr. Andrew Ulmer has experience as the President of West Coast Craft Spirits, Inc.

Jarrett Gamarra: Marketing Director

Jarrett Gamarra is the Marketing Director. Mr. Gamarra has held this position since January 2013. Mr. Gamarra brings a purposeful strategic marketing and brand development expertise to the Company as its Marketing Director, while providing authentic, customized solutions grounded in commercial reality. He has over nine years of social media expertise, brand building, new product launches, and brand expansion in the luxury spirits market.

Family Relationship Disclosure

Founder/Chairman/CEO Richard Gamarra is the father of Jarrett Gamarra, the Marketing Director of the Company.

Provisions In Bylaws For Change In Management

The management of the Corporation is vested in its Board of Directors as elected by the Class A Voting Common Stock Shareholders in accordance with the Corporation’s Bylaws.  The Board may elect Officers as set forth in the Bylaws to manage the day-to-day operations of the Corporation.

COMPENSATION OF DIRECTORS AND OFFICERS AND SIGNIFICANT EMPLOYEES

For the fiscal year ended December 31, 2020 the Company compensated its three highest paid directors and executive officers as follows:

Name	Position	Cash Compensation	Other Compensation (Cash Value)*	Total Compensation
Richard Gamarra	Founder/ Chairman/ Chief Executive Officer/Secretary	$225,000	$9,300	$234,300
Andrew Ulmer	Director/ President/	$150,000	$0	$150,000
Jarrett Gamarra	Marketing Director	$104,000	$0	$104,000

*Car and cell phone allowance

Aggregate (Total) Compensation for All Directors on an Annual Basis

The two Directors receive an aggregate of $384,300 in total compensation annually.

Richard Gamarra will receive $90,000 annually for Board services. Andrew Ulmer will receive warrants equaling four shares of Class A Common Stock annually provided he is still employed by the company with an option price of $1.00 a share. When awarded, the warrant will be fully vested and exercisable anytime within five years.

Any Changes/Increases to Executive Compensation, Planned or Anticipated

The Company contemplates awarding an executive bonus in the amount of 1% in the near future, subject to Board approval. Additionally, the Company contemplates awarding employee stock options, subject to Board approval as well.

The Company does not anticipate any additional changes to executive compensation at this time.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

•	From March 5, 2019, until the date of this Offering Circular, Richard Gamarra, who is a member of California Tequila LLC, owns 50% of West Coast Craft Spirits, Inc., a California licensed Spirits distributor that not only distributes AsomBroso Tequila in the state of California but also distributes over 550 other brands. At West Coast Craft Spirits AsomBroso Tequila has the same margin as all other brands. During fiscal year 2019, the sales amounted to $556,203 and the outstanding receivable was $217,931 and $33,127 as of September 30, 2020 and September 30, 2019 respectively.

•	In September 2016, the Company entered into a loan agreement with a certain lender for $100,000. The loan was guaranteed by Richard Gamarra, at that time, the sole member of the Company. The loan incurs interest at 10% per annum and was originally due on March 31, 2017, however, terms have been extended and the note is presently due on demand. In 2019, an aggregate of $30,000 in repayments were made by Richard Gamarra on behalf of the Company. The principal balance was reduced by product sales made to a customer owned by the noteholder. As of September 30, 2020 and September 30 2019, the Company had $46,984 and $91,000 in principal outstanding, and $21,500 and $14,000 in interest payable, respectively.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table displays, as of December 31, 2020, the voting securities beneficially owned by (1) any individual director or officer who beneficially owns more than 10% of any class of the Company’s capital stock, (2) all executive officers and directors as a group and (3) any other holder who beneficially owns more than 10% of any class of the Company’s capital stock:

Title of Class	Name of beneficial owner	Address	Amount and nature of beneficial ownership (Shares)	Amount and nature of beneficial ownership acquirable	Percent of Class	Percent of All Classes of Shares
Class A Voting Common Stock	Richard D Gamarra Living Trust	30012 Aventura Rancho Santa Margarita, CA 92688	2,000 Shares of Class A Voting Common Stock	0	100%	96%

SECURITIES BEING OFFERED

General Description

The following description summarizes important terms of the Company’s capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of the Certificate of Amendment to the Articles of Incorporation and its Bylaws, copies of which will be filed as Exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of the Company’s capital stock, you should refer to its Certificate of Amendment to the Articles of Incorporation, Bylaws, and applicable provisions of the California General Corporation Law.

The Company’s authorized capital stock consists of two classes of common stock, 20,000,000 shares of Class A Voting Common Stock, at no par value per share, and $15,000,000 shares of Class B Non-Voting Common Stock, at no par value per share.

As of December 31, 2020, the outstanding shares of the Company included:

•	2000 shares of Class A Voting Common Stock.

•	270,886 shares of Class B Non-Voting Common Stock.

In this Offering, the Company is offering shares of its Class B Non-Voting Common Stock.

Class A Voting Common Stock

Dividend Rights: The Board does not anticipate distributions of any kind. If the Board does make a distribution, the Board shall specify the amount of the distribution to the Shareholders. The distribution to each Shareholder will be made to the Shareholder in proportion with the pro-rata percentage of ownership of the Company by the Shareholder. If there are additional details regarding the distribution, those details will be addressed by the Board before or at the time of distribution.

Voting Rights: Each share of Class A Voting Common Stock will be entitled to one vote per share.

Class B Non-Voting Common Stock

Dividend Rights: The Board does not anticipate distributions of any kind. If the Board does make a distribution, the Board shall specify the amount of the distribution to the Shareholders. The distribution to each Shareholder will be made to the Shareholder in proportion with the pro-rata percentage of ownership of the Company by the Shareholder. If there are additional details regarding the distribution, those details will be addressed by the Board before or at the time of distribution.

Voting Rights: No voting rights are attached to the Class B Non-Voting Common Stock of the Company offered through this Offering.

Liquidation Rights: Class B Non-Voting Common Stock do not have prioritized liquidation rights. Generally secured creditors have the highest liquidation rights, followed by general creditors, and finally common stockholders, like Class B Non-Voting Common Stock Shareholders.

Preemptive Rights: Class B Non-Voting Common Stock have no preemptive rights to securities made through future offerings.

Conversion Rights: Class B Non-Voting Common Stock do not have conversion rights.

Redemption Provision: Class B Non-Voting Common Stock are not redeemable.

Sinking Fund Provisions: Sinking fund provisions do not apply to the Class B Non-Voting Common Stock.

Liability to Further Calls or Assessment by the Issuer: Class B Non-Voting Common Stock are not subject to additional capital calls or assessment by the Company.

Cumulative Voting: Class B Non-Voting Common Stock do not have cumulative voting rights.

Restrictions on Alienability: Shares of the Company’s stock will be uncertificated, as provided under California law, and shall be entered in the books of the Company and registered as they are issued.

Within a reasonable time after the issuance or transfer of uncertificated shares, the Company shall send to the registered owner thereof a written notice (which may be in electronic form) that shall set forth the name of the Company, that the Company is organized under the laws of the State of California, the name of the Shareholder, the number and class (and the designation of the series, if any) of the Shares represented, and any restrictions on the transfer or registration of such Shares imposed by the Company’s articles of incorporation, Bylaws, any agreement among shareholders or any agreement between Shareholders and the Company. Such notice shall further set forth the identity of the person responsible for recording the ownership of the uncertificated Shares and the contact details for such person. These disclosures shall be displayed conspicuously on the document. Pursuant to California Corporations Code Sec. 417 (c).

Provisions Discriminating Against Shareholder Owning a Substantial Amount of Securities: There are no provisions discriminating against a Class B Non-Voting Common Stock Shareholder owning a substantial amount of Class B Non-Voting Common Stock.

Rights of Shareholders That May Be Modified Otherwise Than By A Vote of A Majority or More of the Shares of Outstanding, Voting as a Class. Class B Non-Voting Common Stock Shareholders have no voting rights. A majority of the Class A Voting Common Stock is entitled to vote, either in person or by proxy, at any meeting of the voting Shareholders constitutes a quorum for the transaction of business of the Company, except as otherwise provided by the statute.

Provisions Relating to Shareholder Liability - Dissolution of the Company

Cal. Corp. Code Sec. 2011(a)(1)(B) states that causes of action against a dissolved corporation, whether arising before or after the dissolution of the Company, may be enforced against Shareholders if any of the assets of the dissolved corporation have been distributed to Shareholders, to the extent of their pro rata share of the claim or to the extent of the Company’s assets distributed to them upon dissolution of the Company, whichever is less.

A Shareholder’s total liability under this section may not exceed the total amount of assets of the dissolved Company distributed to the Shareholder upon dissolution of the Company.

Cal. Corp. Code Sec. 2011(a)(2) states that except as set forth in subdivision (c) below, all causes of action against a Shareholder of a dissolved corporation arising under the California Corporations Code are extinguished unless the claimant commences a proceeding to enforce the cause of action against that Shareholder of a dissolved corporation prior to the earlier of the following:

(A) The expiration of the statute of limitations applicable to the cause of action.

(B) Four years after the effective date of the dissolution of the corporation.

Cal. Corp. Code Sec. 2011(a)(3) states that as a matter of procedure only, and not for purposes of determining liability, Shareholders of the dissolved corporation may be sued in the corporate name of the corporation upon any cause of action against the corporation. This section does not affect the rights of the corporation or its creditors under Section 2009, or the rights, if any, of creditors under the Uniform Voidable Transactions Act, which may arise against the shareholders of a corporation.

Annual Report to Shareholders. The Board of Directors will cause an annual report to be sent to the shareholders not later than 120 days after the close of the fiscal year adopted by the Company. This report will be sent at least 15 days (if third-class mail is used, 35 days) before the annual meeting of shareholders to be held during the next fiscal year and in the manner specified in the Bylaws. The annual report will contain a balance sheet as of the end of the fiscal year and an income statement.

ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

The Company will be required to make annual and semi-annual filings with the SEC. The Company will make annual filings on Form 1-K, which will be due by the end of April each year and will include audited financial statements for the previous fiscal year. The Company will make semi-annual filings on Form 1-SA, which will be due by September 28 each year, which will include unaudited financial statements for the six months to June 30. The Company will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors, or certain types of capital-raising. The Company will be required to keep making these reports unless it files a Form 1-Z to exit the reporting system, which it will only be able to do if it has less than 300 shareholders of record and have filed at least one Form 1-K.

At least every 12 months, the Company will file a post-qualification amendment to the Offering Statement of which this Offering Circular forms a part, to include the Company’s recent financial statements.

The Company may supplement the information in this Offering Circular by filing a Supplement with the SEC.

All these filings will be available on the SEC’s EDGAR filing system. You should read all the available information before investing.

Relaxed Ongoing Reporting Requirements

If the Company becomes a public reporting Company in the future, it will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which the company refers to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as the Company remains an “emerging growth company,” the Company may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies,” including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in the Company’s periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

If the Company becomes a public reporting company in the future, the Company expects to take advantage of these reporting exemptions until it is no longer an emerging growth company. The Company would remain an “emerging growth company” for up to five years, although if the market value of its Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, the Company would cease to be an “emerging growth company” as of the following December 31.

If the Company does not become a public reporting company under the Exchange Act for any reason, the Company will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semi-annual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semi-annual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

In either case, the Company will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies,” and its shareholders could receive less information than they might expect to receive from more mature public companies.

PART F/S

CALIFORNIA TEQUILA LLC

Financial Statements

Year Ended December 31, 2019 and 2018

(Expressed in United States Dollars)

INDEPENDENT ACCOUNTANT’S AUDIT REPORT

To the Board of Directors of
California Tequila, LLC

Rancho Santa Margarita, California

We have audited the accompanying financial statements of California Tequila, LLC (the “Company”), which comprise the balance sheet as of December 31, 2019 and December 31, 2018, and the related statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2019 and December 31, 2018, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of California Tequila, LLC as of December 31, 2019 and December 31, 2018, and the results of its operations and its cash flows for the years ended December 31, 2019 and December 31, 2018 in accordance with accounting principles generally accepted in the United States of America.

December 6, 2020

Los Angeles, California

California Tequila, LLC

Balance Sheets

	As of December 31,	As of December 31,
	2019	2018
(USD $ in Dollars)
ASSETS
Current Assets:
Cash & cash equivalents	$39	$18,325
Accounts receivable—net	78,590	46,552
Inventories	445,582	322,497
Total current assets	524,211	387,374

Other assets	872	872
Total assets	$525,083	$388,246

LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities:
Accounts payable	$-	$7,825
Line of Credit	10,504	14,028
Loan payable	46,984	91,000
Interest payable	21,500	14,000
Due to related party	30,000	-
Other current liabilities	-	3,300
Total current liabilities	108,988	130,154

Total liabilities	108,988	130,154

MEMBERS' EQUITY
Members Equity	(166,641)	(164,589)
Retained earnings/(Accumulated Deficit)	582,737	422,682

Total members' equity	416,095	258,093

Total liabilities and members' equity	$525,083	$388,246

California Tequila, LLC

Statements of Operations For Fiscal Years Ended December 31, 2019 and December 31, 2018

For Fiscal Year Ended December 31,	2019	2018
(USD $ in Dollars)
Net revenue	$901,570	$1,182,529
Cost of goods sold	338,405	482,172
Gross profit	563,165	700,357

Operating expenses
General and administrative	369,829	468,370
Sales and marketing	26,531	36,915
Total operating expenses	396,360	505,285

Operating income/(loss)	166,805	195,072

Interest expense	7,500	7,000
Other Loss/(Income)	(750)	(5,900)
Income/(Loss) before provision for income taxes	160,055	193,972
Provision/(Benefit) for income taxes	-	-

Net income/(Net Loss)	$160,055	$193,972

California Tequila, LLC

Statements of Statements of Changes in Shareholders’ Equity

For Fiscal Year Ended December 31, 2019 and 2018
	Accumulated	Total Members’	Total Members’
(in thousands, $US)	Deficit	Equity	Equity
Balance—December 31, 2017	$(103,131)	$228,710	$125,579
Net income/(loss)	-	193,972	193,972
Distribution	(61,458)	-	(61,458)
Balance—December 31, 2018	$(164,589)	$422,682	$258,093
Distribution	(2,052)	-	(2,052)
Net income/(loss)	-	160,055	160,055
Balance—December 31, 2019	$(166,641)	$582,737	$416,095

California Tequila, LLC

Statements of Cash Flows

#REF!	2019	2018
(USD $ in Dollars)
CASH FLOW FROM OPERATING ACTIVITIES
Net income/(loss)	$160,055	$193,972
Adjustments to reconcile net income to net cash provided/(used) by operating activities:
Bad debt expense	13,925	10,135
Changes in operating assets and liabilities:
Accounts receivable	(59,978)	1,026
Inventory	(123,085)	(147,145)
Other assets	-	(872)
Accounts payable and accrued expenses	(7,825)	7,825
Interest payable	7,500	7,000
Other current liabilities	(3,300)	1,297
Net cash provided/(used) by operating activities	(12,710)	73,238

CASH FLOW FROM FINANCING ACTIVITIES
Contribution/(Distribution)	(2,052)	(61,458)
Line of Credit repayment	(3,524)	(3,404)
Net cash provided/(used) by financing activities	(5,576)	(64,862)

Change in cash	(18,286)	8,376
Cash—beginning of year	18,325	9,950
Cash—end of year	$39	$18,325

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for interest	$-	$-
Cash paid during the year for income taxes	$-	$-

OTHER NONCASH INVESTING AND FINANCING ACTIVITIES AND SUPPLEMENTAL DISCLOSURES
Purchase of property and equipment not yet paid for	$-	$-
Conversion of debt into equity	$-	$-

All amounts in these Notes are expressed in thousands of United States dollars (“$” or “US$”), unless otherwise indicated.

1.	SUMMARY

California Tequila, LLC was formed on May 20, 2002 in the state of California. The financial statements of California Tequila, LLC, (which may be referred to as the “Company”, “we”, “us”, or “our”) are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company’s headquarters is located in the Rancho Santa Margarita, California.

California Tequila was created to import and distribute Ricardo’s AsomBroso brand tequila, a high-end ultra-premium tequila made in the Jalisco region of Mexico. Products are distributed worldwide. We have been awarded multiple honors from the Robb Report’s “Best of the Best” and “Top Tequila” in the San Francisco World Spirits Competition.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America ("US GAAP"). The Company has adopted the calendar year as its basis of reporting. The Company has adopted the calendar year as its fiscal year.

Use of Estimates

The preparation of financial statements in conformity with United States GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include all cash in banks. The Company’s cash are deposited in demand accounts at financial institutions that management believes are creditworthy.

Inventories

Inventories are valued at the lower of cost and net realizable value. Costs related to raw materials and finished goods are determined on the first-in, and first-out method (FIFO).

Impairment of Long-lived Assets

Long-lived assets, such as property and equipment and identifiable intangibles with finite useful lives, are periodically evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We look for indicators of a trigger event for asset impairment and pay special attention to any adverse change in the extent or manner in which the asset is being used or in its physical condition. Assets are grouped and evaluated for impairment at the lowest level of which there are identifiable cash flows, which is generally at a location level. Assets are reviewed using factors including, but not limited to, our future operating plans and projected cash flows. The determination of whether impairment has occurred is based on an estimate of undiscounted future cash flows directly related to the assets, compared to the carrying value of the assets. If the sum of the undiscounted future cash flows of the assets does not exceed the carrying value of the assets, full or partial impairment may exist. If the asset carrying amount exceeds its fair value, an impairment charge is recognized in the amount by which the carrying amount exceeds the fair value of the asset. Fair value is determined using an income approach, which requires discounting the estimated future cash flows associated with the asset.

Income Taxes

The Company is taxed as a Limited Liability Company (LLC). Under these provisions, the Company does not pay federal corporate income taxes on its taxable income. Instead, the shareholders are liable for individual federal and state income taxes on their respective shares of the Company’s taxable income. The Company will pay state income taxes at reduced rates. The Company has filed all its tax returns from inception through December 31, 2019 and is not yet subject to tax examination by the Internal Revenue Service or state regulatory agencies.

Revenue Recognition

The Company will recognize revenues from the sale of its products when (a) persuasive evidence that an agreement exists; (b) the service has been performed; (c) the prices are fixed and determinable and not subject to refund or adjustment; and (d) collection of the amounts due is reasonably assured.

Fair Value of Financial Instruments

The carrying value of the Company’s financial instruments included in current assets and current liabilities (such as cash and cash equivalents, restricted cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value due to the short-term nature of such instruments.

The inputs used to measure fair value are based on a hierarchy that prioritizes observable and unobservable inputs used in valuation techniques. These levels, in order of highest to lowest priority, are described below:

Level 1—Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities.

Level 2—Observable prices that are based on inputs not quoted on active markets but corroborated by market data.

Level 3—Unobservable inputs reflecting the Company’s assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

Subsequent Events

The Company considers events or transactions that occur after the balance sheets date, but prior to the issuance of the financial statements to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure. Subsequent events have been evaluated through December 6, 2020, which is the date the financial statements were issued.

Recently Issued and Adopted Accounting Pronouncements

In February 2019, FASB issued ASU No. 2019-02, Leases, that requires organizations that lease assets, referred to as "lessees", to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with lease terms of more than 12 months. ASU 2019-02 will also require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases and will include qualitative and quantitative requirements. The new standard for nonpublic entities will be effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, and early application is permitted. We are currently evaluating the effect that the updated standard will have on the financial statements and related disclosures.

In June 2019, FASB amended ASU No. 2019-07, Compensation – Stock Compensation, to expand the scope of Topic 718, Compensation – Stock Compensation, to include share-based payment transactions for acquiring goods and services from nonemployees. The new standard for nonpublic entities will be effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, and early application is permitted. We are currently evaluating the effect that the updated standard will have on the financial statements and related disclosures.

In August 2019, amendments to existing accounting guidance were issued through Accounting Standards Update 2019-15 to clarify the accounting for implementation costs for cloud computing arrangements. The amendments specify that existing guidance for capitalizing implementation costs incurred to develop or obtain internal-use software also applies to implementation costs incurred in a hosting arrangement that is a service contract. The guidance is effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021, and early application is permitted. We are currently evaluating the effect that the updated standard will have on the financial statements and related disclosures.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact our financial statements.

3.	INVENTORY

Inventory was comprised of the following items:

As of Year Ended December 31,	2019	2018
Finished Goods	$47,244	$25,671
Inventory Consignment	$1,440	$2,226
Work In Progress Inventory	$396,898	$294,600
Total Inventories	$445,582	$322,497

4.	DETAILS OF CERTAIN ASSETS AND LIABILITIES

Accounts receivable consists primarily of trade receivables. Accounts payable consist primarily of trade payables. Prepaids and other current assets, other current liabilities, consist of the following items:

As of Year Ended December 31,	2019	2018
Other Assets Consist of:
Security Deposits	$872	$872
Total Other Assets	$872	$872

As of Year Ended December 31,	2019	2018
Other Current Liabilities Consist of:
Unearned Groupon Revenue	$-	$3,300
Total Other Assets	$-	$3,300

5.	LOAN PAYABLE

In September 2016, the Company entered into a loan agreement for $100,000. The loan was guaranteed by Richard Gamarra, the sole member of the Company. The loan incurs interest at 10% per annum and was originally due on March 31, 2017, however, terms have been extended and the note is presently due on demand.

In 2019, an aggregate of $30,000 in repayments were made by Richard Gamarra on behalf of the Company. As of December 31, 2019, Due to Member is $30,000.

The principal balance was reduced by product sales made to a customer owned by the noteholder. During the years ended December 31, 2019 and 2018, the Company recorded sales of $14,016 and $9,000, respectively, to this customer as note repayments.

As of December 31, 2019 and 2018, the Company had $46,984 and $91,000 in principal outstanding, and $21,500 and $14,000 in interest payable, respectively.

6.	Related Party

From March 5, 2019, Richard Gamarra, who is a member of California Tequila LLC, owns 50% of West Coast Craft Spirits, Inc. a California licensed Spirits distributor that not only distributes AsomBroso Tequila in the state of California but over 550 other brands. At West Coast Craft Spirits AsomBroso Tequila has the same margin as all other brands. During fiscal year 2019, the sales amounted to $556,203 and the outstanding receivable was $68,878. There were no transactions in 2018 as West Coast Craft Spirits, Inc. was started in 2019.

7.	Debt

During 2019 and 2018 the Company had and outstanding credit line with American Express. As of December 31, 2019, and December 31, 2018 the outstanding balances were $10,504 and $14,028, respectively. The entire balance was classified as current. As of June 9, 2020, the credit outstanding balance was paid off and closed.

8.	Commitments and Contingencies

Operating Leases

During 2019 and 2018, the company paid month to month rent for an office space to Tangar 1, LLC.

Rent expense for the fiscal years 2019 and 2018 was $28,725 and $65,886, respectively.

Contingencies

The Company’s operations are subject to a variety of local and state regulation. Failure to comply with one or more of those regulations could result in fines, restrictions on its operations, or losses of permits that could result in the Company ceasing operations.

Litigation and Claims

From time to time, the Company may be involved in litigation relating to claims arising out of operations in the normal course of business. As of December 31, 2019, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of the Company’s operations.

9.	MEMBERS’ EQUITY

The ownership percentages of the members are as follows:

Member’s Name	Ownership
Richard Gamarra	100.00%

10.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through December 6, 2020, the date the financial statements were available to be issued.

On April 27, 2020, California Tequila, LLC. converted to a California C Corporation called California Tequila, Inc. On June 30, 2020, the articles of incorporation was amended and California Tequila, Inc is authorized to issue a total of 20,000,000 voting common stock shares at no par value and 1,500,000 non-voting common shares at no par value.

On April 19, 2020, California Tequila, Inc., received an SBA Loan in the amount of $416,600 with an interest rate 3.75%. The monthly payment is $2,030, including principal and interest. The balance of principal and interest will be payable 30 years from the date of the promissory Note.

On June 9, 2020, the outstanding balance of the American Express credit line discussed in Note 6 was paid off.

As of August 14, 2020, California Tequila, Inc. has successfully completed its crowdfunding raise in the amount of $1,070,000 on StartEngine Capital, LLC. An aggregate of 882 investors participated in this raise.

There have been no other events or transactions during this time which would have a material effect on these financial statements.

CALIFORNIA TEQUILA, INC.

(UNAUDITED) FINANCIAL STATEMENTS

AS OF AND FOR THE PERIODS ENDED

SEPTEMBER 30, 2020 AND SEPTEMBER 30, 2019

CALIFORNIA TEQUILA, INC. BALANCE SHEETS

AS OF SEPTEMBER 30, 2020, DECEMBER 30, 2019, SEPTEMBER 30, 2019, AND DECEMBER 30, 2019

	Unaudited	Audited	Unaudited	Audited
	September 30, 2020	December 31, 2019	September 30, 2019	December 31, 2018
ASSETS
Current Assets
	110,058	39	30,984	18,325
Accounts Receivable, net	55,959	9,712	22,984	46,552
Inventory	929,786	445,582	322,497	322,497
Due from West Coast Craft Spirits, Inc	217,931	68,878	33,007	—
Total Current Assets	1,313,734	524,211	409,471	387,374
Non Current Assets
Other Assets	872	872	872	872
Property and equipment, net	32,204
Total Non-Current Assets	33,076	872	872	872

TOTAL ASSETS	$1,346,811	$525,083	$410,343	$388,246

LIABILITIES & EQUITY
Liabilities
Current Liabilities
Accounts Payable	14,231	—	10,670	7,825
Credit cards	265	—	—	—
Line of credit		10,504	11,166	14,028
	46,984	46,984	91,000	91,000
Interest payable	21,500	21,500	14,000	14,000
Due to related party	30,000	30,000	—	—
Other current liabilities			—	3,300
Accrued interest-SBA loan	6,509	—	—	—
Total Current Liabilities	119,489	108,988	126,837	130,153
Non-Current Liabilities
Loan payable-SBA	420,500	—	—	—
			—	—
Total Non-Current Liabilities	420,500	—	—	—
Total Liabilities	539,989	108,988	126,837	130,153

Equity
Members Equity	(245,599)	(166,641)	(153,419)	(164,589)
Common stock	665,974	—	—	—
Retained Earnings/(Accumulated Deficit)	582,737	582,737	422,682	228,710
Net Income	(196,290)	—	14,244	193,972
Total Equity	806,821	416,095	283,507	258,093

TOTAL LIABILITIES & EQUITY	$1,346,811	$525,083	$410,343	$388,246

65

CALIFORNIA TEQUILA, INC. STATEMENTS OF OPERATIONS

FOR THE PERIODS NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019
(unaudited)

	Unaudited	Unaudited
	September 30, 2020	September 30, 2019
Revenue	$657,979	$686,596
Cost of Goods Sold	426,723	344,707
Gross Margin	231,256	341,889
Expenses
Advertising and Marketing	87,162	23,166
General and Administrative Expenses	339,903	304,980
Research and Development	—	—
Total Expense	427,066	328,146
Operating Income/(Loss)	(195,809)	13,744
Depreciation	—	—
Amortization	—	—
Non Operating Expenses
Interest Expense		—
Other (Loss)/Income	(481)	500
Total Other Income (Expense)	(196,290)	14,244
Deferred Income Taxes	—	—
Net income/(Loss)	$(196,290)	$14,244

66

CALIFORNIA TEQUILA, INC. STATEMENTS STOCKHOLDERS’ EQUITY

FOR THE PERIODS NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019

	Common stock- Class A		Common stock- Class B		Members'	Additional	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Capital	Paid-in Capital	Deficit	Equity
Balance December 31, 2018	-	$-	-	$-	$(164,589)	$-	$422,682	$258,093
Contribution	-	-	-	-		-	-	-
Distribution	-	-	-	-	11,170	-	-	-
Net income (loss)	-	-	-	-	-	-	14,244	14,244
Balance September 30, 2019	-	-	-	-	(153,419)	-	436,926	283,507

Balance December 31, 2019	-	-	-	-	(166,641)	-	582,737	416,095
Conversion from LLC to C Corp	16,300,000	-	287,211	665,974	(78,958)	-	-	587,016
Distribution	-	-	-	-	-	-	-	-
Net income (loss)	-	-	-	-	-	-	(319,501)	(319,501)
Balance-September 30, 2020	16,300,000	$-	287,211	$665,974	$(245,599)	$-	$263,236	$683,610

67

CALIFORNIA TEQUILA, INC. STATEMENTS OF CASH FLOWS

FOR THE PERIODS NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019
(unaudited)

	Unaudited	Unaudited
	September 30, 2020	September 30, 2019
Cash flows from operating activities
Net income	$(196,290)	$14,244
Depreciation	701	—
Amortization	—	—
Total Adjustments to reconcile Net Cash Provided By Operations:
Account receivables	(46,247)	23,569
Inventory	(484,204)	—
Due from related party	(149,053)	(33,007
Other assets	—	—
Accounts payable	14,231	2,845
Credit cards	265	—
Line of credit	(10,504)	(2,862
Accrued interest	6,509	—
Other current liabilities	—	(3,300
Net Cash Provided By Operating Activities:	(864,592)	1,489

Cash flows from Financing activities
Sale/(Purchase) of equipment and property	(32,906)	—
Net cash received/(used) in investing activities	(32,906)	—

Cash flows from Financing activities
Borrowings from SBA	420,500	—
Issuance of stock	665,974	—
Contribution/(Distribution)	(78,958)	11,170
Net cash received from financing activities	1,007,516	11,170

Net (decrease) increase in cash and cash equivalents	110,018	12,660
Cash and cash equivalents at beginning of period	39	18,325
Cash and cash equivalents at end of period	$110,057	$30,985

NOTE 1 – NATURE OF OPERATIONS

California Tequila, LLC was formed on May 20, 2002 in the state of California. On April 27, 2020, California Tequila, LLC. converted to a California C Corporation called California Tequila, Inc. The financial statements of California Tequila, Inc. (which may be referred to as the “Company”, “we”, “us”, or “our”) are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company’s headquarters is located in the Rancho Santa Margarita, California.

California Tequila was created to import and distribute Ricardo’s AsomBroso brand tequila, a high-end ultrapremium tequila made in the Jalisco region of Mexico. Products are distributed worldwide. We have been awarded multiple honors from the Robb Report’s “Best of the Best” and “Top Tequila” in the San Francisco World Spirits Competition.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amount of expenses during the reporting periods. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1	- Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2	- Include other inputs that are directly or indirectly observable in the marketplace.

Level 3	- Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair-value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2018 and 2017. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values.

Cash and Cash Equivalents

For purpose of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable are recorded at net realizable value or the amount that the Company expects to collect on gross customer trade receivables. We estimate losses on receivables based on known troubled accounts and historical experience of losses incurred. Receivables are considered impaired and written-off when it is probable that all contractual payments due will not be collected in accordance with the terms of the agreement. As of September 30, 2020 and September 30, 2019, account receivables were in the amounts of $250,430 and $78,590 and the Company determined that no reserve was necessary.

Inventories

Inventories are valued at the lower of cost and net realizable value. Costs related to raw materials and finished goods are determined on the first-in, and first-out method (FIFO). Inventories consist of AsomBroso Tequila related products. As of September 31, 2020 and September 31, 2019, inventories were in the amount of $929,786 and $322,497 respectively.

Property and Equipment

Property and equipment will be stated at cost when purchased. Depreciation will be computed primarily using the straight-line method over the estimated useful lives of the assets, which range from 5 to 39 years. Leasehold improvements are amortized over the shorter of the useful life of the related assets or the lease term. Expenditures for repairs and maintenance are charged to expense as incurred. For assets sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any related gain or loss is reflected in income for the period. As of September 30, 2020, and September 30, 2019, property and equipment were in the amount of $32,906 and $0 with accumulated depreciation of $701 and $0 respectively.

Revenue Recognition

The Company will recognize revenues from the sale of its products when (a) persuasive evidence that an agreement exists; (b) the service has been performed; (c) the prices are fixed and determinable and not subject to refund or adjustment; and (d) collection of the amounts due is reasonably assured.

Income Taxes

The Company applies ASC 740 Income Taxes (“ASC 740”).  Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any and the change during the period in deferred tax assets and liabilities.

ASC 740 also provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions.  A tax benefit from an uncertain position is recognized only if it is “more likely than not” that the position is sustainable upon examination by the relevant taxing authority based on its technical merit.

The Company is subject to tax in the United States (“U.S.”) and files tax returns in the U.S. Federal jurisdiction and CA state jurisdiction.  The Company is subject to U.S. Federal, state and local income tax examinations by tax authorities for all periods since Inception.  The Company currently is not under examination by any tax authority for the last 3 years. The Company has filed its tax returns through 2018 and is not currently under examination by any tax authority.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America which it believes to be creditworthy.  Balances are insured by the Federal Deposit Insurance Corporation up to $250,000.  At times, the Company may maintain balances in excess of the federally insured limits.

NOTE 3 – DEBT

Loan Payable

In September 2016, the Company entered into a loan agreement with a certain lender for $100,000. The loan was guaranteed by Richard Gamarra, the sole member of the Company. The loan incurs interest at 10% per annum and was originally due on March 31, 2017, however, terms have been extended and the note is presently due on demand. In 2019, an aggregate of $30,000 in repayments were made by Richard Gamarra on behalf of the Company. The principal balance was reduced by product sales made to a customer owned by the noteholder.

As of September 30, 2020 and September 30 2019, the Company had $46,984 and $91,000 in principal outstanding, and $21,500 and $14,000 in interest payable, respectively.

SBA Loan

On April 19, 2020, California Tequila, Inc., received an SBA Loan in the amount of $416,600 with an interest rate 3.75%. The monthly payment is $2,030, including principal and interest. The balance of principal and interest will be payable 30 years from the date of the promissory Note. The outstanding balance of this loan as of September 30, 2020 is in the amount of $420,500 and accrued interest is in the amount of $6,509.

NOTE 4 – COMMITMENTS AND CONTINGENCIES

During 2020 and 2019, the Company paid month to month rent for an office space to Tangar 1, LLC.

Rent expense for interim periods 9 months ended September 30, 2020 and September 30, 2019 was $15,924 and $23,450, respectively.

We are currently not involved with or know of any pending or threatening litigation against the Company or any of its officers.

NOTE 5 – STOCKHOLDERS’ EQUITY

Common Stock

We have authorized the issuance of 20,000,000 shares of our class A voting common stock and 1,500,000 of our Class B non voting common stock at no par value. As of September 30, 2020, the Company has issued 16,300,000 Shares of class A voting common and 287,211 Shares of Class B non voting common stock and received cash in the amount of $665,974.

As of September 30, 2019, the Company was an LLC and 100% owned by Richard Gamarra.

NOTE 6 – RELATED PARTY TRANSACTIONS

From March 5, 2019, Richard Gamarra, who is a member of California Tequila LLC, owns 49% of West Coast Craft Spirits, Inc. a California licensed Spirits distributor that not only distributes AsomBroso Tequila in the state of California but over 550 other brands. At West Coast Craft Spirits AsomBroso Tequila has the same margin as all other brands. During fiscal year 2019, the sales amounted to $556,203 and the outstanding receivable was $ $217,931 and $33,127 as of September 30, 2020 and September 30, 2019 respectively.

In September 2016, the Company entered into a loan agreement for $100,000. The loan was guaranteed by Richard Gamarra, the sole member of the Company. The loan incurs interest at 10% per annum and was originally due on March 31, 2017, however, terms have been extended and the note is presently due on demand.

In 2019, an aggregate of $30,000 in repayments were made by Richard Gamarra on behalf of the Company. As of December 31, 2019, Due to Member is $30,000.

The principal balance was reduced by product sales made to a customer owned by the noteholder. During the years ended December 31, 2019 and 2018, the Company recorded sales of $14,016 and $9,000, respectively, to this customer as note repayments.

As of September 30, 2020 and September 30 2019, the Company had $46,984 and $91,000 in principal outstanding, and $21,500 and $14,000 in interest payable, respectively.

NOTE 7 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events that occurred after September 30, 2020 through January 4, 2021, the issuance date of these financial statements.

There have been no other events or transactions during this time which would have a material effect on these financial statements.

NOTE 8: GOING CONCERN

During the nine months ended September 30, 2020, the Company revenues were impacted by the COVID-19 pandemic. The company incurred a net loss of $308,604, used cash in operating activities of $864,592 and had $110,058 liquid cash in bank. Our ability to continue as a going concern is dependent upon our ability to raise additional funds and increase our revenues. We successfully close a $1.07 million Reg CF campaign in late Q3 and have allocated marketing dollars focus on increasing our online presence and sales. We expect our revenue from October 1 to December 31, 2020 (Q4) to be up over 70% compared to Q4 2019 and our year end 2020 revenue ending up over 30%. We believe we have sufficient cash and available working capital to sustain operations through December 2020 and the first 2 quarters of 2021.

EXHIBIT LIST

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

1.1	Posting Agreement*
2.1	Certificate of Incorporation
2.2	Certificate of Amendment to the Articles of Incorporation*
2.3	Bylaws
4.1	Subscription Agreement*
8	Escrow Agreement
11	Auditors Consent
12	Opinion of Counsel*
13	Testing the Waters Materials*

*To be filed.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rancho Santa Margarita, California on March 4, 2021.

California Tequila, Inc

30012 Aventura, Suite A

Rancho Santa Margarita, California 92688

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/Richard Gamarra
Richard Gamarra, Chief Executive Officer and Secretary
Date: March 4, 2021
Location Signed: City of Rancho Santa Margarita, California

/s/Andrew Ulmer
Andrew Ulmer, President and Chief Financial Officer

This Offering Statement has been signed by the following Directors in the capacities and on the dates indicated.

/s/Richard Gamarra
Richard Gamarra, Chairman of the Board of Directors
Date: March 4, 2021
Location Signed: City of Rancho Santa Margarita, California

/s/Andrew Ulmer
Andrew Ulmer, Director
Date: March 4, 2021
Location Signed: City of Rancho Santa Margarita, California